Exhibit 4.3

AFFINION GROUP, INC.

as Issuer

the GUARANTORS named herein

Wilmington Trust, National Association, as Holder Agent,

Wells Fargo Bank, National Association, as New Investments Notes Representative,

and

THE HOLDERS FROM TIME TO TIME PARTY HERETO

13.50% Senior Subordinated Notes due 2018

NOTE AGREEMENT

Dated as of December 12, 2013

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Appendix A –	Exhibit 1 – Form of Note

Exhibit 2 – Form of Letter of Representation

Appendix B –	Form of Supplement for Future Guarantors

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NOTE AGREEMENT dated as of December 12, 2013 among Affinion Group, Inc., a Delaware corporation (the “Issuer”), the Subsidiary Guarantors (as defined herein) and Wilmington Trust, National Association (the “Holder Agent’), as representative of the holders of Notes from time to time (collectively, the “Holders”) and Wells Fargo Bank, National Association, as representative of the holders of the New Investments Notes (hereafter defined) (the “New Investments Notes Representative”) as third-party beneficiaries named herein. On the Issue Date, the only Holder of the Notes will be Affinion Investments, LLC.

WHEREAS, on December 12, 2013, Affinion Investments, LLC consummated an exchange offer for the Issuer’s 11 1⁄2% Senior Subordinated Notes due 2015 (the “Existing AGI Notes”) in exchange for new notes of Affinion Investments, LLC;

WHEREAS, in connection with the Restructuring (as defined herein), the Issuer deems it advisable and in its best interests to issue the Notes (as defined herein) to Affinion Investments, LLC in exchange for, and in the same aggregate principal amount as, the Existing AGI Notes received by Affinion Investments, LLC in the aforementioned exchange offer;

NOW, THEREFORE, the Issuer wishes to issue the Notes to Affinion Investments, LLC on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of Notes issued under this Note Agreement.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“11  1⁄2% Senior Subordinated Notes” means the $355.5 million principal amount of 11  1⁄2% Senior Subordinated Notes due 2015 that were issued by the Issuer on April 26, 2006.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Acquisition” means the purchase by the Issuer on October 17, 2005 pursuant to the Stock Purchase Agreement of all the equity interests of Affinion Group, LLC and all of the share capital of Affinion International Holdings Limited.

“Adjusted Consolidated Cash Flow” means, with respect to any specified Person for any period, the Adjusted Consolidated Net Income of such Person for such period (without giving effect to the amount added to Net Income in calculating Adjusted Consolidated Net Income for the excess of the provision for taxes over cash taxes) plus:

(1) provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with Section 4.04(b)(xii), which shall be included as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Adjusted Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Adjusted Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Adjusted Consolidated Net Income; plus

(4) the amount of any cash restructuring charges or expenses incurred and paid consistent with past practices (which, for the avoidance of doubt, shall include retention and supplemental bonus payments payable in connection with the Acquisition or otherwise, exit costs, severance payments, systems establishment costs or excess pension charges); provided, that the aggregate total amount of all such restructuring charges and expenses that are actually paid in cash that may be added back under this clause (4) shall not exceed $25 million of cash payments in the relevant four quarter period, to the extent that any such charges or expenses were deducted in computing such Adjusted Consolidated Net Income; plus

(5) [Reserved]; plus

(6) to the extent permitted to be paid by Section 4.04(d) and Section 4.07 hereof, the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $2.5 million or (y) 1.0% of Adjusted Consolidated Cash Flow of the Issuer (calculated without giving effect to this clause (6)); minus

(7) non-cash items increasing such Adjusted Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period and excluding amounts increasing Adjusted Consolidated Net Income pursuant to clause (15) of the definition of Consolidated Net Income);

in each case, on a consolidated basis and determined in accordance with GAAP. For purposes of calculating Adjusted Consolidated Cash Flow, the calculation shall exclude the effects of purchase accounting as a result of the Transactions.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Restricted Subsidiary of the Issuer shall be added to (or subtracted from, in the case of non-cash items described in clause (7) above) Adjusted Consolidated Net Income to compute Adjusted Consolidated Cash Flow of the Issuer (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Adjusted Consolidated Net Income of the Issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Adjusted Consolidated Leverage Ratio” means, with respect to any Person at any date, the ratio of (a) the aggregate amount of all Indebtedness of such Person and its Restricted Subsidiaries less cash and cash equivalents (excluding restricted cash), in each case, determined on a consolidated basis in accordance with GAAP as of such date to (b) the Adjusted Consolidated Cash Flow of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Adjusted Consolidated Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Adjusted Consolidated Leverage Ratio is made, then the Adjusted Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of calculating the Adjusted Consolidated Leverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations had occurred on the first day of the four-quarter reference period and calculated in compliance with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission.

“Adjusted Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP, plus the amount that the provision for taxes exceeds cash taxes paid by such Person and its Restricted Subsidiaries in such period; provided that:

(1) any net after-tax extraordinary or nonrecurring or unusual gains, losses, income, expense or charges (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring costs and transition expenses actually paid in cash as a direct result of the transition of the Issuer to an independent operating company in connection with the Transactions and fees, expenses or charges paid in cash related to any offering of Equity Interests of such Person, any Investment, any acquisition or any offering of Indebtedness permitted to be Incurred by this Note Agreement (in each case, whether or not successful), including any such fees, expenses or charges actually paid in cash related to the Transactions and the Restructuring, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated on or after October 17, 2005 shall be excluded;

(3) the cumulative effect of a change in accounting principles during such period shall be excluded;

(4) any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of covenant described in Section 4.04 herein the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its equity holders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Adjusted Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person or a Restricted Subsidiary of such Person (subject to the provisions of this clause (8)), to the extent not already included therein;

(9) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(10) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any one-time non-cash compensation charges shall be excluded;

(12) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(13) the effects of purchase accounting as a result of the Transactions shall be excluded;

(14) accruals and reserves that are established within twelve months after October 17, 2005 and that are so required to be established in accordance with GAAP shall be excluded; and

(15) to the extent not already reflected in Adjusted Consolidated Net Income, the amount of any accrual, reserve or other charge that reduces Net Income of such Person that was taken in respect of expected or actual Losses by reason of (x) any legal proceedings existing on October 17, 2005, or relating to the same facts and circumstances of such proceedings, or (y) a breach or violation of law, in each case, shall be excluded; provided that (as certified in an Officers’ Certificate delivered to the Holder Agent) the Issuer has (i) a reasonable good faith belief that it is entitled to be indemnified by Cendant pursuant to the Stock Purchase Agreement in respect of such Losses in an amount greater than or equal to the amount to be excluded from the calculation of Consolidated Net Income pursuant to this clause (15) and (ii) has provided Cendant a notice in respect of the Issuer’s intent to seek indemnity; provided further that (x) if Net Income is increased as a result of any amounts received from Cendant in respect of such an indemnity and the right to be so indemnified was used in a prior period to increase Adjusted Consolidated Net Income pursuant to this clause (15), such amounts received shall be excluded from Consolidated Net Income and (y) to the extent the actual indemnity received is less than the expected indemnity amount excluded in a prior period pursuant to this clause (15), Adjusted Consolidated Net Income shall be reduced by the difference in the period in which such lower actual indemnity amounts are received or in which a final judgment of a court of competent jurisdiction is made that the Issuer is entitled to no indemnity.

Notwithstanding the foregoing, for the purpose of Section 4.04(b)(xix) herein, there shall be excluded from the calculation of Adjusted Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the

Issuer or a Restricted Subsidiary of the Issuer in respect of or that originally constituted Restricted Investments. “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Note Agreement, Cendant Corporation and its Affiliates shall not be deemed Affiliates of the Issuer so long as (1) such entities would be Affiliates of the Issuer only by virtue of their beneficial ownership of Capital Stock of the Issuer and (2) such entities beneficially own, as a group, less of the voting power of the Issuer than is beneficially owned by the Sponsor.

“Applicable Premium” shall mean the excess of: (a) the present value at the applicable redemption date of (i) the redemption price of the Notes being redeemed on December 12, 2016 (such redemption price being set forth in the table in the third paragraph of Paragraph 5 of the form of the Notes set forth in Appendix A) plus (ii) all required interest payments on such Notes through December 12, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of such Notes.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions set forth in Section 5.01 herein or any disposition that constitutes a Change of Control;

(c) for purposes of Section 4.06 only, any Restricted Payment or Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of Cash Equivalents or Investment Grade Securities by the Issuer or its Restricted Subsidiaries) that is permitted to be made, and is made, under Section 4.04 herein.

(d) other than Designated Foreign Subsidiaries or any assets thereof, any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $7.5 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any foreclosures on assets or property of the Issuer or its Subsidiaries;

(g) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) any sale of inventory, equipment or other assets in the ordinary course of business;

(i) any grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(j) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Board of Directors of the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(k) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements in which the Issuer enters into a multi-year services arrangement with the transfer of such assets) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors of the Issuer, which in the event of a swap with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer; and

(l) cash advances by any Material Subsidiary (as defined in the Credit Agreement) to the Issuer or any Subsidiary (as defined in the Credit Agreement) that is a Parent of such Subsidiary (as defined in the Credit Agreement).

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or place of payment.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than Permitted Holders or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Cendant” means Cendant Corporation.

“Change of Control” means any of the following events:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person, other than any Permitted Holder;

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any Parent of the Issuer (for purposes of calculating the total voting power of the Voting Stock held by a group, the voting power beneficially owned by a Permitted Holder shall be excluded to the extent such Permitted Holder retains the sole economic rights with respect to the subject Voting Stock); or

(3) (A) prior to the first public offering of common Capital Stock of the Parent or the Issuer, the first day on which the Board of Directors of the Parent or the Issuer shall cease to consist of a majority of directors who(i) were members of the Board of Directors of the Issuer on the Issue Date or (ii) were either (x) nominated for election by the Board of Directors of the Parent or the Issuer, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of directors nominated for election pursuant to this clause (x) or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), a “Continuing Director”) and (B) after the first public offering of common Capital Stock of either Parent or the Issuer, (i) if such public offering is of common Capital Stock of the Parent , the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors or (ii) if such public offering is of common Capital Stock of the Issuer, the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

Notwithstanding the foregoing, a Specified Merger/Transfer Transaction shall not constitute a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period (without giving effect to the amount added to Net Income in calculating Consolidated Net Income for the excess of the provision for taxes over cash taxes) plus:

(1) provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with Section 4.04(b)(xii), which shall be included as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention and supplemental bonus payments payable in connection with the Acquisition or otherwise, exit costs, severance payments, systems establishment costs or excess pension charges), to the extent that any such charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) for any quarter in the four quarter period ended September 30, 2013, all adjustments to net income (or loss) used in connection with the calculation of pro forma “Adjusted EBITDA” for the last twelve months ended September 30, 2013 (as set forth in the Offering Memorandum under the section entitled “Summary—Summary Historical Consolidated Financial Data—Adjusted EBITDA Reconciliation for AGI”) to the extent such adjustments are not fully reflected in the applicable quarter and continue to be applicable; plus

(6) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $2.5 million or (y) 1.0% of Consolidated Cash Flow of the Issuer (calculated without giving effect to this clause (6)); minus

(7) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period and excluding amounts increasing Consolidated Net Income pursuant to clause (15) of the definition of Consolidated Net Income);

in each case, on a consolidated basis and determined in accordance with GAAP. For purposes of calculating Consolidated Cash Flow, the calculation shall exclude the effects of purchase accounting as a result of the Transactions.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Restricted Subsidiary of the Issuer shall be added to (or subtracted from, in the case of non-cash items described in clause (7) above) Consolidated Net Income to compute Consolidated Cash Flow of the Issuer (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Leverage Ratio” means, with respect to any Person at any date, the ratio of (a) the aggregate amount of all Indebtedness of such Person and its Restricted Subsidiaries less cash and cash equivalents (excluding restricted cash), in each case, determined on a consolidated basis in accordance with GAAP as of such date to (b) the Consolidated Cash Flow of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Leverage Ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The provisions applicable to pro forma transactions and Indebtedness set forth in the second paragraph of the definition of “Fixed Charge Coverage Ratio” shall apply for purposes of making the computation referred to in this paragraph.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, plus the amount that the provision for taxes exceeds cash taxes paid by such Person and its Restricted Subsidiaries in such period; provided that:

(1) any net after-tax extraordinary or nonrecurring or unusual gains, losses, income, expense or charges (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring costs and transition expenses Incurred as a direct result of the transition of the Issuer to an independent operating company in connection with the Transactions and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, any acquisition or any offering of Indebtedness permitted to be Incurred by this Note Agreement (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions and the Restructuring, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated on or after October 17, 2005 shall be excluded;

(3) the cumulative effect of a change in accounting principles during such period shall be excluded;

(4) any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of covenant described in Section 4.04 herein the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its equity holders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person or a Restricted Subsidiary of such Person (subject to the provisions of this clause (8)), to the extent not already included therein;

(9) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(10) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any one-time non-cash compensation charges shall be excluded;

(12) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(13) the effects of purchase accounting as a result of the Transactions shall be excluded;

(14) accruals and reserves that are established within twelve months after October 17, 2005 and that are so required to be established in accordance with GAAP shall be excluded; and

(15) to the extent not already reflected in Consolidated Net Income, the amount of any accrual, reserve or other charge that reduces Net Income of such Person that was taken in respect of expected or actual losses, damages, liabilities, claims, costs and expenses (including attorney’s fees, interest, penalties, judgments and settlements, collectively, “Losses”) by reason of (x) any legal proceedings existing on October 17, 2005, or relating to the same facts and circumstances of such proceedings, or (y) a breach or violation of law, in each case, shall be excluded; provided that (as certified in an Officers’ Certificate delivered to the Holder Agent) the Issuer has (i) a reasonable good faith belief that it is entitled to be indemnified by Cendant pursuant to the Stock Purchase Agreement in respect of such Losses in an amount greater than or equal to the amount to be excluded from the calculation of Consolidated Net Income pursuant to this clause (15) and (ii) has provided Cendant a notice in respect of the Issuer’s intent to seek indemnity; provided further that (x) if Net Income is increased as a result of any amounts received from Cendant in respect of such an indemnity and the right to be so indemnified was used in a prior period to increase Consolidated Net Income pursuant to this clause (15), such amounts received shall be excluded from Consolidated Net Income and (y) to the extent the actual indemnity received is less than the expected indemnity amount excluded in a prior period pursuant to this clause (15), Consolidated Net Income shall be reduced by the difference in the period in which such lower actual indemnity amounts are received or in which a final judgment of a court of competent jurisdiction is made that the Issuer is entitled to no indemnity.

Notwithstanding the foregoing, for the purpose of the covenant described in Section 4.04 herein, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary of the Issuer in respect of or that originally constituted Restricted Investments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions and amounts applied to make a Restricted Payment in accordance with Section 4.04(b)(ii) made to the capital of the Issuer or such Guarantor after October 17, 2005 (other than any cash contributions in connection with the Transactions); provided, however that: (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Notes; (2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof; and (3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under the covenant described in Section 4.04 herein.

“Credit Agreement” means (i) the Amended and Restated Credit Agreement dated as of April 9, 2010, among the Issuer, Holdings, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas (as successor to Bank of America, N.A.), as administrative agent and collateral agent, and the other agents party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Foreign Subsidiaries” means Affinion International Holdings Limited, Webloyalty Holdings Cooperatief U.A., Loyalty Ventures Limited, Webloyalty International Limited and Affinion International Servicos de Fidelidade e Corretora de Seguros Ltda.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) to the extent permitted under the Credit Agreement, any other Senior Debt permitted under this Note Agreement, the aggregate principal amount of which is $50.0 million or more and that has been designated by the Issuer as “Designated Senior Debt.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable, putable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that (x) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale so long as the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto); provided further that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of any Person (other than Disqualified Stock), other than:

(1) public offerings with respect to the Capital Stock of such Person registered on Form S-4 or Form S-8;

(2) any such public or private sale that constitutes an Excluded Contribution;

(3) an issuance to any Subsidiary; and

(4) any Cash Contribution Amounts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer from:

(1) contributions to its common Capital Stock, and

(2) the sale (other than to a Subsidiary of the Issuer or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer).

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its

Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio referred to above, Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations (including the Transactions) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or discontinued any operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, consolidation or discontinued operation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which substantially all the steps necessary for realization have been taken or are reasonably expected to be taken within twelve months following any such transaction, including, but not limited to, the execution or termination of any contracts, the reduction of costs related to administrative functions or the termination of any personnel, as applicable; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Issuer’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Note Agreement; provided further that the aggregate of all operating expense reductions that have not been realized that may be included in such pro forma calculation as of the relevant Calculation Date shall not exceed 15% of the pro forma Consolidated Cash Flow of the Issuer on such Calculation Date. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense (net of interest income) to the extent it relates to Indebtedness of such Person and its Restricted Subsidiaries for such period and to the extent such expense was deducted in computing Consolidated Net Income, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (but excluding the amortization or write-off of deferred financing fees or expenses of any bridge or other financing fee in connection with the Transactions and the Restructuring); plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) to the extent not included in clause (1) above, the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which are in effect on October 17, 2005. For the purposes of this Note Agreement, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under this Note Agreement and the Notes by any Person in accordance with the provisions of this Note Agreement.

“Guarantor” means any Person that Incurs a Guarantee provided, that upon the release or discharge of such Person from its Guarantee in accordance with this Note Agreement, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2) other agreements or arrangements designed to manage exposure or protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” or “Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holder Agent” shall mean Wilmington Trust, National Association and its successors and assigns hereunder.

“Holdings” means Affinion Group Holdings, Inc., a Delaware corporation and its successors.

“Holdings Senior Notes” means the principal amount of 11.625% Senior Notes due 2015 that were issued by Holdings on October 5, 2010, are outstanding on the Issue Date, and are on the terms in effect on the Issue Date after giving effect to the Restructuring.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) the Seller Preferred Stock whether or not reflected as a liability of the Issuer, (5) obligations to make payments in respect of money back guarantees offered to customers in the ordinary course of business, (6) obligations to make payments to one or more insurers in respect of premiums collected by the Issuer on behalf of such insurers or in respect profit-sharing arrangements entered into with such insurers, in each case in the ordinary course of business, or (7) the financing of insurance premiums with the carrier of such insurance or take or pay obligations contained in supply agreements, in each case entered into in the ordinary course of business.

Notwithstanding anything in this Note Agreement, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Note Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Note Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Note Agreement.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Board of Directors of the Issuer, qualified to perform the task for which it has been engaged.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and marketing partners and commission, travel and similar advances to officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04 herein:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by senior management or the Board of Directors of the Issuer.

“Issue Date” means December 12, 2013, the date on which the Notes are issued.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Issuer, (i) in which the Issuer or a Restricted Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and, any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction (other than a filing for informational purposes)); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent company of the Issuer, as the case may be, on October 17, 2005 together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent company of the Issuer, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer as applicable, then still in office who were either directors on October 17, 2005 or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent company of the Issuer, as the case may be, as applicable, hired at a time when the directors on October 17, 2005 together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent company of the Issuer, as the case may be, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred

Stock dividends, less an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of a period in accordance with Section 4.04(b)(xiii) herein as if such amounts had been paid as income taxes directly by such Person but only to the extent such amounts have not already been accounted for as taxes reducing the net income (loss) of such Person.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required other than pursuant to Section 4.06(b) or Section 4.06(c) to be paid as a result of such transaction (including to obtain any consent therefor), any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and any distributions and the payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale; provided that Net Proceeds shall not include proceeds of a Subsidiary Spin-Off to the extent such proceeds are applied to redeem the Notes pursuant to the third paragraph of Paragraph 5 of the form of the Notes set forth in Appendix A.

“New Holdings Notes” means the 13.75%/14.50% Senior Secured PIK/Toggle Notes due 2018 of Holdings in an aggregate principal amount outstanding on the Issue Date and on the terms in effect on the Issue Date after giving effect to the Restructuring.

“New Investments Notes” means the 13.50% Senior Subordinated Notes due 2018 of Affinion Investments, LLC.

“New Investments Notes Indenture” means the indenture, dated as of December 12, 2013, by and among Affinion Investments, LLC, as issuer, Affinion Investments II, LLC, as guarantor, and Wells Fargo Bank, National Association, as trustee.

“New Investments Notes Representative” means Wells Fargo Bank, National Association, or such successor trustee under the New Investments Notes Indenture.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor.

“Note Agreement” means this Note Agreement as amended or supplemented from time to time.

“Notes” means the 13.50% Senior Subordinated Notes due 2018 issued by the Issuer on the Issue Date pursuant to this Note Agreement in the form set forth in Appendix A.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Holders of the Notes.

“Offering Memorandum” means the final offering memorandum and consent solicitation statement dated November 7, 2013 (including the documents incorporated by reference therein), as amended or supplemented on the Issue Date, relating to the exchange offers by Holdings and Affinion Investments, LLC and the related transactions described therein.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or any of the Issuer’s Restricted Subsidiaries

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer or any of the Issuer’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or any of the Issuer’s Restricted Subsidiaries, that meets the requirements set forth in this Note Agreement.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Holder Agent. The counsel may be an employee of or counsel to the Issuer.

“Parent” means, with respect to any Person, any direct or indirect parent company of such Person whose only material assets consist of the common Capital Stock of such Person.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment with the Notes; and

(2) with respect to any Guarantor, its applicable Guarantee and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, (1) the Sponsor and (2) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Repurchase is made in accordance with the requirements of this Note Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.06 herein or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on October 17, 2005 and any Investments made pursuant to binding commitments in effect on October 17, 2005;

(6) advances to employees not in excess of $15 million and outstanding at any one time in the aggregate; provided that advances that are forgiven shall continue to be deemed outstanding;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 4.03(b)(x) hereof;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) since October 17, 2005 that are at that time outstanding (without giving effect to the sale of Investments made pursuant to this clause (9) to the extent the proceeds of such sale received by the Issuer and its Restricted Subsidiaries do not consist of Cash Equivalents), not to exceed the greater of (x) $95 million and (y) 4.0% of Total Assets of the Issuer at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) since October 17, 2005 that are at that time outstanding (without giving effect to the sale of Investments made pursuant to this clause (10) to the extent the proceeds of such sale received by the Issuer and its Restricted Subsidiaries do not consist of Cash Equivalents), not to exceed the greater of (x) $110 million and (y) 7.5% of Total Assets of the Issuer at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer or any Parent of the Issuer (other than Disqualified Stock); provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under the calculation set forth in Section 4.04(a)(iv)(3) hereof until such time as the Investment in such Equity Interests is no longer outstanding;

(13) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(15) Investments of a Restricted Subsidiary of the Issuer acquired after October 17, 2005 or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under Article 5 hereof after October 17, 2005 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(16) any Investment in the Notes; and

(17) guarantees not prohibited by or required pursuant to, as the case may be, the covenants described in Sections 4.03 and 4.11 hereof.

“Permitted Junior Securities” means:

(1) Equity Interests in the Issuer or any other business entity provided for by a plan of reorganization; and

(2) debt securities of the Issuer or any Guarantor or any other business entity provided for by a plan of reorganization that are subordinated to all Obligations with respect to Senior Debt and any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the Notes and the Guarantees are subordinated to all Obligations with respect to Senior Debt under this Note Agreement;

provided, however, that no such Equity Interests or debt securities shall be subject to a mandatory redemption (other than customary change of control and asset sale offers to purchase) or mature, as applicable, prior to the date occurring 91 days after the final Stated Maturity of the Designated Senior Debt or the debt securities issued in exchange therefor.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations, including those to secure health, safety, insurance and environmental obligations, of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens existing on the Issue Date;

(7) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(8) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with Section 4.03 herein;

(10) Liens securing Hedging Obligations permitted to be Incurred in accordance with Section 4.03(b)(x) herein;

(11) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) leases and subleases of real property granted to others in the ordinary course of business that do not (i) materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries or (ii) secure any Indebtedness;

(13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(14) Liens in favor of the Issuer or any Guarantor;

(15) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s customer at the site at which such equipment is located;

(16) Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(17) Liens on the Equity Interests of Unrestricted Subsidiaries securing Obligations on Senior Debt under the Credit Agreement in amounts permitted to be outstanding pursuant to this Note Agreement;

(18) grants of software and other licenses in the ordinary course of business;

(19) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7) and (8); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7) and (8) at the time the original Lien became a Permitted Lien under this Note Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens securing obligations Incurred in the ordinary course of business that do not exceed $15 million at any one time outstanding;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23) Liens incurred to secure cash management services in the ordinary course of business;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods; and

(25) deposits made in the ordinary course of business to secure liability to insurance carriers.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any Parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Representative” means, with respect to any holder of Senior Debt, the trustee, agent or other representative of such Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated this Note Agreement all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Restructuring” means the exchange offers and consent solicitations and the transactions related thereto that are described in the Offering Memorandum, including the transactions described under “Certain Relationships and Related Transactions—Contribution to Affinion Investments” and “Certain Relationships and Related Transactions—Intercompany Exchange” described therein.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller Preferred Stock” means the shares of the preferred stock issued by Holdings in the Transactions, or subsequently issued shares issued in respect of payable-in-kind dividend payments therein or issued upon stock splits or redemptions or otherwise in respect thereof.

“Senior Credit Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Senior Debt” of any Person means:

(1) all Indebtedness of such Person outstanding under the Credit Agreement, the Senior Notes Indenture and all Hedging Obligations subject to security arrangements on a pari passu basis with the Credit Agreement, whether outstanding on the Issue Date or Incurred thereafter;

(2) any other Indebtedness of such Person permitted to be Incurred under the terms of this Note Agreement, unless the instrument under which such Indebtedness is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

(a) any liability for federal, state, local or other taxes owed or owing by the Issuer or any Guarantor;

(b) any Indebtedness of the Issuer or any Guarantor to any of their Subsidiaries;

(c) any trade payables;

(d) the portion of any Indebtedness that is Incurred in violation of this Note Agreement; provided that, for purposes of this clause (d), a good faith determination by the Board of Directors of the Issuer evidenced by a Board Resolution, or a good faith determination by the Chief Financial Officer of the Issuer evidenced by an officer’s certificate, that any Indebtedness being incurred under the Credit Agreement is permitted by this Note Agreement will be conclusive as to whether any Indebtedness is Incurred in violation of this Note Agreement;

(e) any Indebtedness of the Issuer or any Guarantor that, when Incurred, was without recourse to the Issuer or such Guarantor;

(f) any repurchase, redemption or other obligation in respect of Disqualified Stock or Preferred Stock; or

(g) any Indebtedness owed to any employee of the Issuer or any of its Subsidiaries.

Indebtedness of the Company and the Guarantors outstanding under the 11 1⁄2% Senior Subordinated Notes is on parity in right of payment with the Notes and Guarantees thereof, and as a result is not Senior Debt.

“Senior Notes” means the $475 million aggregate principal amount of 7.875% Senior Notes due 2018 issued by the Issuer under the Senior Notes Indenture.

“Senior Notes Guarantees” means the guarantees of the Senior Notes issued by the Guarantors in accordance with the provisions of the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of November 19, 2010 among the Issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

“Senior Subordinated Bridge Loan Facility” means the senior subordinated bridge loan facility among the Issuer, the financial institutions named therein and Credit Suisse, Cayman Islands Branch (or an affiliate thereof), as administrative agent, entered into on October 17, 2005 in connection with the consummation of the Transactions.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Issuer or any of its Subsidiaries currently conducted or proposed as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Sponsor” means Apollo Management L.P. or one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates.

“Sponsor Consulting Agreement” means the Consulting Agreement between the Sponsor and the Issuer dated as of October 17, 2005.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stock Purchase Agreement” means the Purchase Agreement dated as of July 26, 2005, as amended and supplemented on October 17, 2005, by and among Cendant, the Issuer and Holdings, pursuant to which Cendant agreed to sell to the Issuer all of the equity interests of Affinion Group, LLC (formerly Cendant Marketing Group, LLC) and Affinion International Holdings Limited (formerly Cendant International Holdings Limited).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2)

any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that is a Guarantor.

“Subsidiary Spin-Off” means any public sale after the Issue Date of common stock of any Restricted Subsidiary of the Issuer in connection with a spin-off or a similar transaction involving the disposition of a business operation, unit or division.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Note Agreement.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Transaction Documents” means the Stock Purchase Agreement, the Credit Agreement and, in each case, any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Transactions” means, collectively, the Acquisition and the entering into of the Credit Agreement and the Senior Subordinated Bridge Loan Facility and the indenture governing the $270.0 million principal amount of 10 1⁄8% Senior Notes due 2013 that were issued by the Issuer on October 17, 2005 and the $34.0 million principal amount of 10 1⁄8% Senior Notes due 2013 that were issued by the Issuer on May 3, 2006.

“Treasury Rate” means, for any date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the applicable redemption date to December 12, 2016; provided, however, that if the period from the applicable redemption date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the redemption date to December 12, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1) initially (i) Affinion Investments, LLC, (ii) Affinion Investments II, LLC (formerly and Connexions Loyalty, LLC and Affinion Loyalty, LLC) and (iii) Affinion Developments, LLC;

(2) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated); provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided  further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under Section 4.03(a) herein or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Holder Agent by promptly filing with the Holder Agent a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.07
“Asset Sale Offer”	4.06(c)
“Bankruptcy Law”	6.01
“Base Currency”	13.16(b)
“Change of Control Repurchase”	4.08(a)
“Custodian”	6.01
“Event of Default”	6.01

“Excess Proceeds”	4.06(c)
“Global Note”	2.02
“Guaranteed Obligations”	10.01(a)
“incorporated provision”	12.01
“Judgment Currency”	13.16(b)
“Indenture”	2.15
“Offer Period”	4.06(e)
“Paying Agent”	2.04
“protected purchaser”	2.08
‘rates of exchange”	13.16(b)
“Refinancing Indebtedness”	4.03(b)
“Refunding Capital Stock”	4.04(b)
“Registrar”	2.04
“Restricted Payments”	4.04(a)
“Retired Capital Stock”	4.04(b)
“Specified Merger/Transfer Transaction”	5.01(a)
“Successor Issuer”	5.01(a)
“Successor Guarantor”	5.01(b)
“Trustee”	2.15

SECTION 1.03. Incorporation by Reference of Trust Indenture Act.

The TIA is not incorporated by reference into this Note Agreement.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(h) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(i) whenever in this Note Agreement there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of additional interest, to the extent that, in such context, additional interest is, was, or would be payable in respect thereof.

ARTICLE 2

THE NOTES

SECTION 2.01. Amount of Notes; Issuable in Series. The aggregate principal amount of Notes which may be issued under this Note Agreement is $359,955,720.

SECTION 2.02. Form and Dating. The Notes shall each be substantially in the form set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Note Agreement. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its issuance. The Notes shall be issuable only in registered form without interest coupons and only in denominations of $1.00 and any integral multiples thereof. The Notes shall be issued to Holders in certificated form on the Issue Date.

SECTION 2.03. Issuance. The Issuer shall make available for delivery Notes for original issue on the date hereof in an aggregate principal amount of $359,955,720. One duly authorized Officer shall sign the Notes for the Issuer by manual signature.

SECTION 2.04. Registrar and Paying Agent. (a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The initial Paying Agent and the initial Registrar will be the Issuer.

(b) The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Note Agreement. The agreement shall implement the provisions of this Note Agreement that relate to such agent. The Issuer shall notify the Holders of the name and address of any such agent. The Issuer or any of the Issuer’s domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

(c) The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent; provided, however, that no such removal shall become effective until, if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer.

SECTION 2.05. Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and interest on any Note, the Issuer shall deposit with each Paying Agent (or if the Issuer or a Wholly Owned Subsidiary of the Issuer is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Company or a Subsidiary acting as Paying Agent) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Holder Agent of any default by the Issuer in making any such payment. If the Issuer or a Wholly Owned Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto.

SECTION 2.06. [Reserved].

SECTION 2.07. Transfer and Exchange. (a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the legend appearing on the Notes and as otherwise required by applicable securities laws. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of the same series of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. Upon surrender for registration of transfers and exchanges of any Note, the Issuer shall promptly execute and deliver one or more new Notes of like aggregate principal amount, which Note shall be registered in the name of such transferee. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(b) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Guarantors, each Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, any Guarantor, a Paying Agent or the Registrar shall be affected by notice to the contrary.

(c) All Notes issued upon any transfer or exchange pursuant to the terms of this Note Agreement shall evidence the same debt and shall be entitled to the same benefits under this Note Agreement as the Notes surrendered upon such transfer or exchange.

(d) Notwithstanding anything in this Note Agreement to the contrary, Affinion Investments, LLC shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of any Notes issued on the Issue Date so long as any New Investments Notes remain outstanding or any obligations thereunder unpaid unless the transferee shall become the successor issuer under the New Investments Notes Indenture.

SECTION 2.08. Replacement Notes. (a) If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue a replacement Note of the same series if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuer. If required by the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer to protect the Issuer, any Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for its expenses in replacing a Note (including attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

(b) Every replacement Note is an additional obligation of the Issuer and the Guarantors.

(c) The provisions of this Section 2.08are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09. Outstanding Notes. (a) Notes outstanding at any time are all Notes executed and delivered to Holders by the Issuer except for those canceled by it, those delivered to it or the Registrar for cancellation, those redeemed pursuant to Article 3. A Note does not cease to be outstanding because the Issuer, a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

(b) If a Note is replaced pursuant to Section 2.08(other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Issuer and the Registrar receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

(c) If a Paying Agent (including the Issuer) segregates and holds in trust, in accordance with this Note Agreement, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10. [Reserved].

SECTION 2.11. [Reserved].

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes, as the case may be (plus interest on such defaulted interest to the extent lawful), in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date; provided that, unless otherwise directed by the Holders of at least 25% of the Notes outstanding, no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer shall mail or electronically transmit or cause to be mailed or electronically transmitted to the Holder Agent and each affected Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.13. CUSIP Numbers, ISINs, etc. The Issuer in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Issuer shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Holder Agent of any change in the CUSIP numbers, ISINs and “Common Code” numbers. As of the Issue Date, the Notes will not bear any CUSIP number, ISIN or “Common Code” number.

SECTION 2.14. Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes outstanding at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes then outstanding, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence and Section 2.09 of this Note Agreement. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuer and delivered to the Holder Agent pursuant to an Officers’ Certificate.

SECTION 2.15. Indenture Rights.

(a) On or after the Issue Date at the request of (1) Holders of at least a majority in principal amount of the Notes outstanding or (2) the New Investments Notes Representative or holders of at least 25% in principal amount of the New Investments Notes then outstanding, the Issuer and the Holder Agent agree to negotiate in good faith with respect to, and the Issuer shall promptly finalize and enter into, an Indenture (the “Indenture”) governing the Notes issued hereunder, such Indenture to be on terms and conditions substantially similar in all material respects to this Note Agreement (as determined reasonably and in good faith by the Issuer) (other than those provisions relating (i) generally to the trustee, paying agents and registrars, (ii) the form of the Notes and whether they are issued in global form or certificated form, (iii) transfers and exchanges of the Notes, (iv) amendments to such Indenture (except that it is expressly understood that affiliates of the Issuer shall continue to have the ability to vote their Notes consistent with this Note Agreement), (v) the rights and limitations on Holders upon an Event of Default and (vi) discharge and defeasance of such Indenture and the Notes, which provisions in clauses (i)-(vi) shall instead be substantially similar in all material respects to the New Investments Notes Indenture) and otherwise to be in form and substance reasonably satisfactory to the holders of at least 25% in principal amount of the New Investments Notes then outstanding.

(b) The Issuer shall appoint the Holder Agent to act as trustee (the “Trustee”) under the Indenture; provided, however, the Holder Agent reserves the right to decline such appointment in the event that its internal procedures to not allow it to assume such position under the Indenture. If the Holder Agent cannot act as Trustee, then the Issuer may appoint a bank or trust company reasonably acceptable to the holders of at least 25% in principal amount of the New Investments Notes then outstanding as the Trustee.

(c) On and after the entering into of the Indenture, all of the Notes and Guarantees shall no longer be governed by this Note Agreement but shall instead be governed by and construed solely in accordance with the Indenture.

The Issuer agrees to pay any and all (i) fees and expenses (including reasonable attorneys’ fees and expenses of the Issuer and the Holder Agent) incurred in connection with the preparation and execution of the Indenture and (ii) fees and expenses of the Trustee(s) and its professional advisers.

ARTICLE 3

REDEMPTION

SECTION 3.01. Redemption. The Notes may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Notes set forth in Appendix A, which are hereby incorporated by reference and made a part of this Note Agreement, together with accrued and unpaid interest to the redemption date.

SECTION 3.02. Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by the Notes or any provision of this Note Agreement, shall be made in accordance with the Notes, such provision and this Article.

SECTION 3.03. Notices to Holders. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the applicable Note, they shall notify the Holders in writing of (i) the Section of this Note Agreement pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuer shall give notice to the Holders provided for in this paragraph at least 5 days but not more than 60 days before a redemption date if the redemption is pursuant to Paragraph 5 of the applicable Note, unless a shorter period is acceptable to the Holders. Such notice shall be accompanied by an Officers’ Certificate and Opinion of Counsel from the Issuer to the effect that such redemption shall comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Holders, which record date shall be not fewer than 1 day after the date of notice to the Holders. Any such notice may be canceled at any time prior to notice of such redemption being mailed or electronically transmitted to any Holder and shall thereby be void and of no effect.

SECTION 3.04. Selection of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption shall be made by the Issuer in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Issuer shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $1.00 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent (if other than the Issuer) funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed.

SECTION 3.05. Notice of Optional Redemption. At least 3 days but not more than 60 days before a redemption date, the Issuer shall mail or electronically transmit or cause to be mailed by first-class mail or electronically transmitted a notice of redemption to each Holder whose Notes are to be redeemed.

Any such notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of a Paying Agent (if other than the Issuer);

(iv) that Notes called for redemption must be surrendered to a the Issuer or the Paying Agent, as specified, to collect the redemption price, plus accrued interest;

(v) if fewer than all the outstanding Notes of a series are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes of a series to be redeemed and the aggregate principal amount of Notes of a series to be outstanding after such partial redemption;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the CUSIP number, ISIN or “Common Code” number, if any, printed on the Notes being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes; and

(ix) the applicable provision in this Note Agreement or the Notes pursuant to which the Issuer is redeeming such Notes.

In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the stated redemption date, or by the redemption date as so delayed.

SECTION 3.06. Effect of Notice of Redemption. Once notice of redemption is mailed or electronically transmitted in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice (except to the extent such redemption is conditional as set forth in Section 3.05), as described in the last sentence of Paragraph 5 of the Notes. Upon surrender to the Issuer, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.07. Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Wholly Owned Subsidiary of the Issuer is a Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been canceled. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent (if other than the Issuer) funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed.

SECTION 3.08. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes. (a) The Issuer shall promptly pay the principal of (and premium, if any) and interest, on the Notes on the dates and in the manner provided in the Notes and in this Note Agreement. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if on such date the Paying Agent (other than the Issuer or any of its Affiliates) holds in accordance with this Note Agreement money sufficient to pay all principal and interest then due.

(b) The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes and shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

SECTION 4.02. Reports and Other Information. (a) Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer shall file with the SEC (or attempt to file with the SEC if the SEC will not accept such a filing), and provide the New Investments Notes Representative and the Holders with copies thereof, without cost, within 15 days after it files (or attempts to file) them with the SEC,

(i) within the time periods specified by the Exchange Act, an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(ii) within the time periods specified by the Exchange Act, a quarterly report on Form 10-Q (or any successor or comparable form); and

(iii) all current reports that would be required to be filed with the SEC on Form 8-K.

In addition, the Issuer shall make such information available to prospective investors upon request.

Delivery of such reports, information and documents to the New Investments Notes Representative is for informational purposes only and the New Investments Notes Representative’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the New Investments Notes Representative are entitled to rely exclusively on Officers’ Certificates). The New Investments Notes Representative shall forward such reports, information or documents to the holders of the New Investments Notes upon request from such holders.

(b) For so long (i) as the Notes remain outstanding during any period when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and (ii) the Notes are not held exclusively by Affinion Investments, LLC, the Issuer shall furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Notwithstanding the foregoing, the Issuer shall be deemed to have furnished such reports referred to above to the New Investments Notes Representative and the Holders if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available or posted such reports on the Issuer’s website, as applicable, and such reports are publicly available.

(d) If at any time any Parent of the Issuer becomes a Guarantor (there being no obligation of any Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or of any direct or indirect parent corporation of the Issuer (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders pursuant to this Section 4.02 may, at the option of the Issuer, be filed by and be those of such Parent rather than the Issuer.

SECTION 4.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) (i) the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Issuer shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary of the Issuer (other than any Designated Foreign Subsidiary) may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary (other than any Designated Foreign Subsidiary) may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) the Incurrence by the Issuer or its Restricted Subsidiaries (other than any Designated Foreign Subsidiary) of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $1,252.5 million outstanding at any one time;

(ii) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the Guarantees, as applicable;

(iii) Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in Section 4.03(b)(i) and Section 4.03(b)(ii)), including, without limitation, the Indebtedness outstanding under the Senior Notes and the 11 1⁄2% Senior Subordinated Notes outstanding after giving effect to the Restructuring and related guarantees;

(iv) (1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries (other than any Designated Foreign Subsidiary), Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries

(other than any Designated Foreign Subsidiary) and Preferred Stock issued by any Restricted Subsidiaries of the Issuer (other than any Designated Foreign Subsidiary) to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness; provided, however, that the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (iv), when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred (or deemed Incurred as provided under clause (xiv) below) pursuant to this clause (iv), does not exceed $50 million;

(v) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Note Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(viii) shares of Preferred Stock of a Restricted Subsidiary (other than a Designated Foreign Subsidiary) issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(ix) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except (x) to the Issuer or another Restricted Subsidiary or (y) a pledge of Indebtedness referred to in this clause (ix) shall be deemed to be held by the pledgor and shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) shall be deemed, in each case, to be an Incurrence of such Indebtedness; provided further, that in the case of any such Indebtedness of a Designated Foreign Subsidiary, the net proceeds of which are used solely for working capital purposes of such Designated Foreign Subsidiary or for Investments or acquisitions made by a Designated Foreign Subsidiary

(x) Hedging Obligations that are Incurred not for speculative purposes and either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Note Agreement to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary, in each case, reasonably required in the conduct of the business (giving effect to any growth or expansion of such business), including those to secure health, safety, insurance and environmental obligations of the Issuer and its Restricted Subsidiaries as conducted in accordance with good and prudent business industry practice;

(xii) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed $50 million at any one time outstanding; provided that in the case of any such Indebtedness of a Designated Foreign Subsidiary, the net proceeds of which are used solely for Investments or acquisitions in or by a Designated Foreign Subsidiary

(xiii) any guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of this Note Agreement and, in the case of a guarantee by a Designated Foreign Subsidiary, the net proceeds of such Indebtedness Incurred are used solely for Investments or acquisitions in or by a Designated Foreign Subsidiary; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of the Issuer or such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(xiv) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and clauses (ii), (iii), (iv), (xiv), (xv), (xviii) and (xix) of this Section 4.03(b), including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) at least 91 days later than the maturity date of the Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under Section 4.03(b)(iv) or Section 4.03(b)(xix), shall be deemed to have been Incurred and to be outstanding under such Section 4.03(b)(iv) or Section 4.03(b)(xix), as applicable, and not this Section 4.03(b)(xiv) for purposes of determining amounts outstanding under such Section 4.03(b)(iv) or Section 4.03(b)(xix), provided, further, that subclauses (1) and (2) of this Section 4.03(b)(xiv) shall not apply to any refunding, refinancing or defeasance of (A) the Notes or (B) any Secured Indebtedness;

(xv) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged or amalgamated into the Issuer or a Restricted Subsidiary in accordance with the terms of this Note Agreement; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided further, however, that after giving effect to such acquisition, merger or amalgamation:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2) the Fixed Charge Coverage Ratio of the Issuer would be greater than or equal to such ratio immediately prior to such acquisition;

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xvii) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee, provided that if (i) the Indebtedness represented by such letter of credit or bank guarantee is incurred under any of the clauses of this Section 4.03(b) and (ii) the Indebtedness incurred under this clause (xvii) is at any time no longer supported by such letter of credit or bank guarantee, then the Indebtedness previously incurred under this Section 4.03(b)(xvii) shall be classified under the preceding paragraph or under another available clause in this paragraph and if such Indebtedness may not be so reclassified, then an Event of Default under this Note Agreement shall be deemed to have occurred;

(xviii) Contribution Indebtedness; and

(xix) if the Issuer could not Incur $1.00 of additional Indebtedness pursuant to Section 4.03(a) after giving effect to such borrowing, Indebtedness of Non-Guarantor Restricted Subsidiaries Incurred for working capital purposes and any refinancings of such Indebtedness; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xix), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred (or deemed Incurred pursuant to Section 4.03(b)(xiv) above) pursuant to this Section 4.03(b)(xix), does not exceed $25 million; provided, further, that in the case of any such Indebtedness Incurred by a Designated Foreign Subsidiary, the net proceeds of which are used solely for working capital purposes of such Designated Foreign Subsidiary.

Notwithstanding the foregoing, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, after the Issue Date issue any Indebtedness (including Acquired Indebtedness) to the Sponsor; provided that the Sponsor may acquire Indebtedness in secondary transactions not involving the Issuer of any of its Restricted Subsidiaries.

(c) For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Section 4.03(b)(i) through Section 4.03(b)(xix) above or is entitled to be Incurred pursuant to Section 4.03(a) the Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this Section 4.03 and such item of Indebtedness, Disqualified Stock or Preferred Stock shall be treated as having been Incurred pursuant to one or more of such clauses (i) through (xix) of Section 4.03(b) or pursuant to Section 4.03(a). Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by Section 4.03(b)(i) above and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, amortization or original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

SECTION 4.04. Limitation on Restricted Payments. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary on its common Equity Interests so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent of the Issuer, including in connection with any merger, amalgamation or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses 4.03(b)(vii) and (ix)); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis as if the Restricted Payment had been made and any Indebtedness Incurred on such date had been Incurred, (i) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a) and (ii) the Consolidated Leverage Ratio of the Issuer would have been less than 5.0 to 1; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after October 17, 2005 (including Restricted Payments permitted by Section 4.04(b)(i), Section 4.04(b)(iv) (only to the extent of one-half of the amount paid pursuant to such clause), Section 4.04(b)(vi) Section 4.04(b)(vii), Section 4.04(b)(viii), Section 4.04(b)(xvii) and Section 4.04(b)(xviii), but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from July 1, 2005 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); provided, however that, to the extent the Consolidated Leverage Ratio of the Issuer on a pro forma basis as if the Restricted Payment had been made and any Indebtedness Incurred on such date had been Incurred would have been less than 3.0 to 1, then 75% of the Consolidated Net Income of the Issuer for the aforementioned period shall be included pursuant to this clause (3)(A), plus

(B) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after October 17, 2005 from the issue or sale of Equity Interests of the Issuer or any Parent of the Issuer (excluding (without duplication) Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount) including Equity Interests (other than Refunding Capital Stock, Disqualified Stock or Designated Preferred Stock) issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(C) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after October 17, 2005 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock, the Cash Contribution Amount and contributions by a Restricted Subsidiary), plus

(D) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary after October 17, 2005 in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary after October 17, 2005 from:

(I) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 4.04(b)(vii) or Section 4.04(b)(x)),

(II) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investments in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to Section 4.04(b)(vii) or Section 4.04(b)(x) or to the extent such Investment constituted a Permitted Investment), or

(III) a distribution, dividend or other payment from an Unrestricted Subsidiary; plus

(E) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer after October 17, 2005, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (b)(vii) or (x) of this Section 4.04 or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (3)(B), (C), (D) and (E) above shall be determined in good faith by the Board of Directors of the Issuer and

(x) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(y) in the event of property with a Fair Market Value in excess of $25.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

(b) The provisions of Section 4.04(a) shall not prohibit:

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Note Agreement;

(ii) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer, any Parent of the Issuer or Subordinated Indebtedness of the Issuer, any Parent of the Issuer or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the Cash Contribution Amount, Excluded Contributions or the sale of any Disqualified Stock or Designated Preferred Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Equity Interests of the Issuer or any Parent of the Issuer or contributions to the equity capital of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”) and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(iii) the redemption, repayment, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Issuer or any Subsidiary Guarantor which is Incurred in accordance with Section 4.03 so long as

(A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(B) such Indebtedness is Incurred by the Issuer or by a Subsidiary Guarantor in respect of refinanced Indebtedness of a Subsidiary Guarantor and, in each case, is subordinated to the Notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) at least 91 days later than the maturity date of the Notes, and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(iv) the repurchase, retirement or other acquisition for value (or dividends to any Parent of the Issuer to finance any such repurchase, retirement or other acquisition for value) of Equity Interests of the Issuer or any Parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any Parent of the Issuer or any Subsidiary of the Issuer (other than in each case any such person employed by the Sponsor) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement made after October 17, 2005; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $12.5 million in any calendar year commencing with 2005 (with unused amounts in any calendar year being permitted to be carried over to the following two calendar years subject to a maximum payment (without giving effect to the following proviso) of $25 million in any calendar year); provided further however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Issuer after October 17, 2005 to members of management, directors or consultants of the Issuer, any Parent of the Issuer and Restricted Subsidiaries of the Issuer (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount available for Restricted Payments under Section 4.04(b)(iii)(C)); plus

(B) the cash proceeds of key man life insurance policies received by the Issuer, any Parent of the Issuer (to the extent contributed to the Issuer) or the Restricted Subsidiaries of the Issuer after October 17, 2005; less

(C) the amount of any Restricted Payments previously made pursuant to Sections 4.04(b)(iv) (A) and (B);

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with Section 4.03;

(vi) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after October 17, 2005 and (b) to any Parent of the Issuer, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Issuer issued after October 17, 2005; provided, however, that (A) in the case of subclause (a) and (b) of this Section 4.04(b)(vi), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under Section 4.03(a) and (B) the aggregate amount of dividends declared and paid pursuant to subclause (a) and (b) of this Section 4.04(b)(vi) does not exceed the net cash proceeds actually received by the Issuer or any Restricted Subsidiary of the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(vii) Investments in Affinion Investments, LLC and Affinion Investments II, LLC (so long as they are Unrestricted Subsidiaries) since October 17, 2005 having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $35 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the dollar amount of Investments made pursuant to this clause (vii) shall not be reduced by the sale, disposition or other transfer of such Investments unless the proceeds of such sale, disposition or other transfer are received by the Issuer and/or its Restricted Subsidiaries;

(viii) the payment of dividends on the Issuer’s common Capital Stock (or the payment of dividends to any Parent of the Issuer to fund the payment by such Parent of the Issuer of dividends on such entity’s common Capital Stock) of up to 7.5% per annum of the net cash proceeds received by or contributed to the Issuer from any public offering of common Capital Stock, other than public offerings with respect to common Capital Stock of the Issuer or any Parent of the Issuer registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(ix) Investments that are made with Excluded Contributions;

(x) other Restricted Payments since October 17, 2005 in an aggregate amount not to exceed $40 million; provided that any such Restricted Payments made after the Issue Date shall be limited solely to cash payments of dividends, distributions and advances to any Parent of the Issuer for the purpose of (1) making principal payments at the stated maturity thereof (or no earlier than one year prior thereto) on any Holdings Senior Notes outstanding after giving effect to the Restructuring and (2) payment of cash fees and expenses of Parent incurred in connection with the Restructuring and other ongoing administrative expenses of third parties reasonably incurred in connection with the securities issued in the Restructuring, in each case only to the extent such payments are actually used by any Parent of the Issuer for such principal payments, fees and expenses;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries (other than to the extent such Investments were made pursuant to clauses (vii) or (x) of this Section 4.04(b) or pursuant to clauses (9) or (10) of the definition of Permitted Investments);

(xii) (a) with respect to each tax year or portion thereof that any direct or indirect parent of the Issuer qualifies as a Flow Through Entity, the distribution by the Issuer to the holders of Capital Stock of such direct or indirect parent of the Issuer of an amount equal to the product of the amount of aggregate net taxable income of the Issuer allocated by the Issuer to the holders of Capital Stock of the Issuer for such period and the Presumed Tax Rate for such period; and (b) with respect to any tax year or portion thereof that any direct or indirect parent of the Issuer does not qualify as a Flow Through Entity, payment of dividends or other distributions to any direct or indirect parent of the

Issuer that files a consolidated U.S. federal tax return that includes the Issuer and its subsidiaries in an amount not to exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Issuer and its Restricted Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group;

(xiii) the declaration and payment of dividends to, or the making of loans to, any Parent of the Issuer (a) in amounts required for such entity to pay general corporate overhead expenses (including salaries, bonuses, benefits paid to management and employees of any Parent and professional and administrative expenses) for any direct or indirect parent entity of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries and (b) in amounts required for any Parent of the Issuer to pay interest and/or principal on Indebtedness that satisfies each of the following: (i) the proceeds of which were contributed to the Issuer or any of its Restricted Subsidiaries, (ii) that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with Section 4.03 and (iii) that was incurred (A) to refund, refinance or defease Indebtedness of such Parent of the Issuer or the Issuer and (B) pursuant to Section 4.03(a) or Section 4.03(b)(xiv);

(xiv) any Restricted Payment used to consummate or fund the Transactions and the Restructuring and the fees and expenses related thereto or made in connection with the consummation of the Transactions and the Restructuring (including the issuance of the Notes on the Issue Date and payments made pursuant to or as contemplated by the Transaction Documents and the documents related to the Restructuring, whether payable on October 17, 2005 or thereafter), or owed by any Parent of the Issuer, the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by Section 4.07;

(xv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvi) payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow any such entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person; provided, however, that the aggregate amount of such payments, dividends, distributions or advances does not exceed $4 million;

(xvii) (a) the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries and (b) the payment of dividends, distributions and advances to any Parent of the Issuer to allow such Parent to purchase, repurchase, redeem or otherwise acquire or retire for value shares of Seller Preferred Stock, in each case pursuant to provisions similar to those of Sections 4.06 and 4.08; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Note Agreement) has made a

Change of Control Repurchase or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Notes required to be repurchased in connection with such Change of Control Repurchase or validly tendered and not withdrawn in connection with such Asset Sale Offer, as the case may be;

(xviii) the payment of cash dividends, distributions and advances to any Parent of the Issuer to allow such Parent to make regularly scheduled cash interest payments with respect to any Holdings Senior Notes outstanding after giving effect to the Restructuring, in each case only to the extent such payments are actually used by Parent for such cash interest payments; and

(xix) the payment of cash dividends, distributions and advances to any Parent of the Issuer to allow such Parent to make regularly scheduled cash interest payments with respect to the New Holdings Notes, in each case only to the extent such payments are actually used by such Parent for such cash interest payments; provided that the Adjusted Consolidated Leverage Ratio would have been less than 5.0 to 1 on a pro forma basis immediately after giving effect to such Restricted Payment;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv), (v), (vi), (vii), (viii), (x), (xi), (xvii), (xviii) and (xix) of this Section 4.04(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Except as otherwise provided herein, the Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by senior management or the Board of Directors of the Issuer.

(c) As of the Issue Date, all of the Issuer’s Subsidiaries (except for (i) Affinion Investments, LLC (ii) Affinion Investments II, LLC (formerly known as Connexions Loyalty, LLC and Affinion Loyalty, LLC) and (iii) Affinion Developments, LLC shall be Restricted Subsidiaries. The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(d) Notwithstanding the foregoing, after the Issue Date the Issuer will not, and will not permit any of its Restricted Subsidiaries to, pay to the Sponsor (x) any management, consulting, monitoring, termination and advisory fees permitted under clause (3)(i) in

Section 4.07(b); provided that such fees may continue to be accrued and provided further that any payments to the Sponsor for expense reimbursement in connection with such management, consulting, monitoring, termination and advisory services will be permitted in an amount up to $100,000 per calendar year or (y) any fees for financing, underwriting, placement service or other investment banking services rendered to the Company or any of the Restricted Subsidiaries.

SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the indentures governing the Senior Notes, the 11 1⁄2% Senior Subordinated Notes (outstanding after giving effect to the Restructuring), the Holdings Senior Notes (outstanding after giving effect to the Restructuring) and the New Holdings Notes;

(2) this Note Agreement and the Notes (and any Guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 4.03 and 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers, suppliers or other vendors under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in Section 4.05(c) on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in Section 4.05(c) on the property subject to such lease;

(11) contractual encumbrances or restrictions in effect on the Issue Date pursuant to the Credit Agreement and the other Senior Credit Documents;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date and permitted pursuant to Section 4.03; provided that such encumbrances and restrictions contained in any agreement or instrument shall not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by senior management or the Board of Directors of the Issuer); and

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 4.05 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Issuer, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06. Asset Sales. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Issuer) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets,

(ii) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(iii) Other than with respect to the Designated Foreign Subsidiaries and any assets held by such Designated Foreign Subsidiaries, any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $50 million or 2.5% of Total Assets of the Issuer at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).

(b) Within 365 days after the receipt by the Issuer or any Restricted Subsidiary of the Issuer of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(i) to (x) permanently reduce Obligations under Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, (y) repay Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness), the Issuer shall equally and ratably reduce Obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of Notes that would otherwise be prepaid) or (z) Indebtedness of a Non-Guarantor Restricted Subsidiary, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer;

(ii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or capital expenditures or assets, in each case used or useful in a Similar Business; and/or

(iii) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale;

provided that in the case of this Section 4.06(b)(ii) and (iii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as to purchase (x) such purchase is consummated within 545 days after the receipt by the Issuer or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied shall be deemed to be Excess Proceeds (as defined below).

(c) Pending the final application of any Net Proceeds from an Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in clause (b) of this Section 4.06 (it being understood that any portion of such Net Proceeds used to make an offer to purchase the Notes, as described in Section 4.06(b)(i), shall be deemed to have been invested whether or not such offer is accepted) shall be deemed to constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $25 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness) that is an integral multiple of $1.00 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Note Agreement.

The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25 million by mailing or electronically transmitting the notice required pursuant to the terms of this Note Agreement. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by this Note Agreement. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select the Notes to be purchased in accordance with Section 4.06(f) in the case of Notes (and any such Pari Passu Indebtedness shall be selected in accordance with the agreement governing such Pari Passu Indebtedness). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Note Agreement, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Note Agreement by virtue thereof.

(e) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Holders as provided above, the Issuer shall deliver to the Holders an Officers’ Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Sections 4.06(b) and (c). On such date, the Issuer shall also irrevocably deposit with the a Paying Agent (or, if the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer is acting as a Paying Agent, segregate and hold in trust) an amount equal to the Excess Proceeds to be invested in Cash Equivalents, as directed in writing by the Issuer, and to be held for payment in accordance with the provisions of this Section 4.06. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Issuer shall cancel the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Paying Agent shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the Issuer to the Paying Agent (of other than the Issuer or a Wholly Owned Subsidiary) are greater than the purchase price of the Notes tendered, the Paying Agent shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.

(f) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Issuer receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Notes (and Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased shall be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes for purchase shall be made by the Issuer on a pro rata basis to the extent practicable; provided, however, that no Notes of $1.00 or less shall be purchased in part.

(g) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid or electronically transmitted, at least 30 but not more than 60 days before the purchase date to each Holder at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(h) A new Note in principal amount equal to the unpurchased portion of any Note purchased in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

(i) Notwithstanding anything in this Section 4.06 or the definition of “Asset Sale” to the contrary, in the case of any sale, transfer, assignment or other disposition, or issuance of, Equity Interests of Designated Foreign Subsidiaries, or any sale, transfer, assignment or other disposition of assets held by such Designated Foreign Subsidiary, the Issuer or such Restricted Subsidiary shall, within 365 days of the receipt thereof, apply at least 35% of the Net Proceeds from such sale or other transfer to (1) make an Investment in the business of one or more Designated Foreign Subsidiaries or (2) repay and permanently reduce Obligations under Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto.

SECTION 4.07. Transactions with Affiliates. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million, unless:

(i) such Affiliate Transaction is on terms that are not less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, the Issuer delivers to the Holders a resolution adopted in good faith by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with Section 4.07(a)(i).

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) transactions between or among the Issuer and/or any of its Restricted Subsidiaries;

(ii) Restricted Payments permitted by the provisions of Section 4.04 and Investments under the definition of “Permitted Investments;”

(iii) the entering into of any agreement (and any amendments or modifications to such agreements) to pay, and the payment of, subject to the provisions of Section 4.04(d), (i) management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (x) $5 million and (y) 2% of Consolidated Cash Flow, and expense reimbursement, in each case made pursuant to any agreement, or any agreement contemplated by such agreement, each as described in the Offering Memorandum or the documents incorporated by reference therein and (ii) the termination fees pursuant to the Sponsor Consulting Agreement not to exceed the amount set forth in the Sponsor Consulting Agreement as in effect on October 17, 2005;

(iv) the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Issuer, any Parent of the Issuer or any Restricted Subsidiary of the Issuer;

(v) [Reserved];

(vi) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Holders a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.07(a);

(vii) payments or loans (or cancellation of loans) to employees or consultants (other than the Sponsor) that are (x) approved by a majority of the Board of Directors of the Issuer in good faith, (y) made in compliance with applicable law and (z) otherwise permitted under this Note Agreement;

(viii) any agreement as in effect as of the Issue Date and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Issuer;

(ix) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Transaction Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(x) transactions to effect the Restructuring and the Transactions and the payment of all fees and expenses related thereto, as described in the Offering Memorandum or contemplated by the Transaction Documents;

(xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Note Agreement that are fair to the Issuer or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(xii) if otherwise permitted under this Note Agreement, the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or any Parent of the Issuer;

(xiii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(xiv) the entering into of any tax sharing agreement or arrangement and any payment permitted by Section 4.04(b)(xii);

(xv) any contribution to the capital of the Issuer;

(xvi) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent company of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries; and

(xviii) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

SECTION 4.08. Change of Control. (a) Upon the occurrence of a Change of Control, the Issuer shall be required to repurchase Notes having a principal amount equal to the principal amount of New Investments Notes that are required to be purchased by the initial Holder from the holders of New Investments Notes who have accepted Affinion Investments’ offer to repurchase such New Investment Notes pursuant to the New Investments Notes Indenture upon a Change of Control (a “Change of Control Repurchase”), at a purchase price in cash equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Notes pursuant to Paragraph 5 in the form of the Notes set forth in Appendix A.

The Issuer will be required to complete the Change of Control Repurchase on or prior to the date Affinion Investments is required to repurchase from the holders of New Investments Notes who have accepted Affinion Investments’ offer to repurchase such New Investment Notes upon a Change of Control pursuant to the New Investments Notes Indenture. The Issuer shall not be required to make a Change of Control Repurchase upon a Change of

Control if a third party conducts the Change of Control Repurchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Note Agreement applicable to a Change of Control Repurchase made by the Issuer and purchases all Notes required to be repurchased pursuant to such Change of Control Repurchase.

(b) In the event of a Change of Control Repurchase, Holders shall be required to surrender the Notes to be repurchased, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(c) On the purchase date, all Notes purchased by the Issuer under this Section shall be canceled, and the Issuer shall pay the purchase price plus accrued and unpaid interest to the Holders entitled thereto.

(d) Notwithstanding the foregoing provisions of this Section, the Issuer shall be deemed to have made a Change of Control Repurchase upon a Change of Control if a third party makes the Change of Control Repurchase in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.08(b) of the New Investments Notes Indenture.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

SECTION 4.09. Compliance Certificate. (a) The Issuer shall deliver to the Holder Agent and the Holders within 120 days after the end of each fiscal year of the Issuer an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

(b) When any Default has occurred and is continuing under this Note Agreement, the Issuer shall deliver to the Holder Agent and the Holders, within 30 days after the occurrence thereof by registered or certified mail or facsimile transmission, an Officer’s Certificate specifying such event, notice or other action or inaction, its status and what action the Issuer is taking or proposes to take in respect thereto.

SECTION 4.10. Further Instruments and Acts. Upon request of the Holders, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Note Agreement.

SECTION 4.11. Future Guarantors. (a) The Issuer shall cause each Restricted Subsidiary that Guarantees any Indebtedness of the Issuer or any of the Guarantors (excluding a Guarantee of Indebtedness of a Non-Guarantor Restricted Subsidiary issued by a Non-Guarantor

Restricted Subsidiary) to execute and deliver to the Holders a supplement to this Note Agreement in the form attached as Appendix B (including such changes as may be required by the laws of the Subsidiary’s jurisdiction in a form reasonably satisfactory to the Holders) pursuant to which such Restricted Subsidiary shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior or pari passu basis and all other obligations under this Note Agreement, unless such other Indebtedness is Senior Debt, in which case the Guarantee may be subordinated to the guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt.

(b) Notwithstanding Section 4.11(a), in the event any Guarantor is released and discharged in full from all of its obligations under Guarantees of (1) each Credit Agreement and (2) all other Indebtedness of the Issuer and its Restricted Subsidiaries, then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not incurred any Indebtedness or issued any Preferred Stock in reliance on its status as a Guarantor under Section 4.03 unless such Guarantor’s obligations under such Indebtedness or Preferred Stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available at the time of such release to Restricted Subsidiaries under Section 4.03(b).

(c) Each Guarantee shall be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with Article 10 of this Note Agreement.

SECTION 4.12. Liens. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness which is pari passu or junior to the Notes or the Guarantees (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Note Agreement with respect to the Notes and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Notes or the related Guarantees, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

SECTION 4.13. Maintenance of Office or Agency. The Issuer shall maintain an office or agency where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Note Agreement may be served. The Issuer shall give prompt written notice to the Holders of the location, and any change in the location, of such office or agency.

SECTION 4.14. Limitation on Other Senior Subordinated Indebtedness. The Issuer shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Debt of the Issuer unless it is pari passu or subordinate in right of payment to the Notes. No Guarantor shall Incur any Indebtedness that is subordinate or junior in right of payment to the

Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Notes Guarantee. For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Issuer or any Guarantor or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

ARTICLE 5

MERGER, CONSOLIDATION OR SALE OF ALL

OR SUBSTANTIALLY ALL ASSETS

SECTION 5.01. Merger, Consolidation or Sale of All or Substantially All Assets. (a) The Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) the Issuer is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”);

(ii) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Note Agreement and the Notes pursuant to a supplement to this Note Agreement or other documents or instruments in form reasonably satisfactory to the Holders;

(iii) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(B) the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Note Agreement and the Notes;

(vi) if the Successor Issuer is not organized as a corporation after such transaction, a successor corporation which is a Subsidiary of the Successor Issuer shall continue to be co-obligor of the Notes and shall have by a supplement to this Note Agreement confirmed its obligations under this Note Agreement and the Notes; and

(vii) the Issuer shall have delivered to the Holder Agent and the Holders an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental agreement (if any) comply with this Note Agreement.

The Successor Issuer (if other than the Issuer) shall succeed to, and be substituted for, the Issuer under this Note Agreement and the Notes, and the Issuer shall automatically be released and discharged from its obligations under this Note Agreement and the Notes, but in the case of a lease of all or substantially all of its assets, the Issuer shall not be released from the obligations to pay the principal of and interest on the Notes. Notwithstanding the foregoing Section 5.01(a)(iii) and (iv), (a) any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing the Issuer in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”). This Section 5.01 shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(b) Subject to Section 10.02(b), each Subsidiary Guarantor shall not, and the Issuer shall not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) either

(A) such Subsidiary Guarantor is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition is made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under this Note Agreement and such Subsidiary Guarantor’s Guarantee pursuant to a supplement to this Note Agreement or other documents or instruments in form reasonably satisfactory to the Holders; or

(B) such sale or other disposition or consolidation or merger complies with Section 4.06;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iii) any Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Holder Agent and the Holders an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental agreement (if any) comply with this Note Agreement.

The Successor Guarantor shall succeed to, and be substituted for, such Subsidiary Guarantor under this Note Agreement and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor shall automatically be released and discharged from its obligations under this Note Agreement and such Subsidiary Guarantor’s guarantee. Notwithstanding Section 5.01(b)(b), (i) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing such Subsidiary Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby and (ii) a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or the Issuer.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. An “Event of Default” with respect to all of the Notes occurs if:

(a) a default in any payment of interest on the Notes when due that continues for 30 days, whether or not such payment is prohibited by the subordination provisions of this Note Agreement;

(b) a default in the payment of principal or premium, if any, of the Notes when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the subordination provisions of this Note Agreement;

(c) the failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions set forth in Article 5 of this Note Agreement;

(d) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under Article 4 of this Note Agreement (other than a failure to purchase Notes);

(e) the failure by the Issuer or any of the Restricted Subsidiaries of the Issuer to comply for 60 days after notice with its other agreements contained in the Notes or this Note Agreement;

(f) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $30 million or its foreign currency equivalent (the “cross-acceleration provision”);

(g) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property;

(iv) makes a general assignment for the benefit of its creditors;

(v) takes any comparable action under any foreign laws relating to insolvency;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of the Issuer or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days, (the provisions under 6.01(g) and (h) are collectively referred to herein as the “bankruptcy provisions”);

(i) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $30 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”); or

(j) any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under this Note Agreement or any Guarantee and such Default continues for 10 days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A default under Section 6.01(d) and (e) shall not constitute an Event of Default until the Holder Agent (acting at the written direction of the New Investments Notes Representative) or Holders of 25% in principal amount of the Notes outstanding (or the New Investments Notes Representative in accordance with Section 6.13) notify the Issuer and the other Holders of the default and the Issuer does not cure such default within the time specified in Section 6.01(d) and (e) hereof after receipt of such notice; provided, however, that so long as any Indebtedness permitted to be Incurred pursuant to the Credit Agreement will be outstanding, that acceleration of the Notes will not be effective until the earlier of: (1) an acceleration of Indebtedness under the Credit Agreement; or (2) five Business Days after receipt by the Issuer and the administrative agent under the Credit Agreement of written notice of the acceleration of the Notes.

SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or Section 6.01(h)) occurs and is continuing, (i) the Holder Agent (acting at the written direction of the New Investments Notes Representative) or Holders of at least 25% in principal amount of the Notes then outstanding or (ii) the New Investments Notes Representative upon the request holders of at least 25% in principal amount of the New Investments Notes then outstanding, in either case by notice to the Issuer, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately.

If an Event of Default specified in Section 6.01(g) or (h) occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of any Holders.

In the event of any Event of Default specified in Section 6.01(f) occurs, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Holder Agent and the Holders stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes be annulled, waived or rescinded upon the happening of any such events.

(a) So long as any New Investments Notes remain outstanding or any obligations thereunder unpaid, the New Investments Notes Representative upon the request holders of at a majority in principal amount of the New Investments Notes then outstanding, or (b) thereafter, the Holders of a majority in principal amount of the Notes, by notice to the Issuer may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration; provided, however, that if the Notes were accelerated as a result of an Event of Default described in clause (a) or (b) of Section 6.01, (x) so long as any New Investments Notes remain outstanding or obligations thereunder remain unpaid, the New Investments Notes Representative upon the request holders of at least a majority in principal amount of the New Investments Notes then outstanding, or (y) thereafter, the Holders of a majority in principal amount of the outstanding Notes, must also agree to rescind such acceleration and its consequences. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, (a) so long as any New Investments Notes remain outstanding or obligations thereunder remain unpaid, the New Investments Notes Representative upon the request of holders of at least 25% in principal amount of the New Investments Notes then outstanding or (b) thereafter, the Holders of at least 25% in principal amount of the Notes, may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Note Agreement, as applicable.

A delay or omission by any Holder (or the New Investments Notes Representative) in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04. Waiver of Past Defaults. When a Default is waived, it is deemed cured and the Issuer and the Holders shall be restored to their former positions and rights under this Note Agreement, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05. [Reserved].

SECTION 6.06. [Reserved].

SECTION 6.07. Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Note Agreement, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. [Reserved].

SECTION 6.09. [Reserved].

SECTION 6.10. [Reserved].

SECTION 6.11. [Reserved].

SECTION 6.12. Waiver of Stay or Extension Laws. Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Note Agreement; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Holders, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 6.13. Assignment of Rights and Remedies to Holders of New Investments Notes.

For so long as any New Investments Notes remain outstanding or any obligations thereunder unpaid (including any claims, losses, damages, rights and contingencies arising under the New Investments Notes Indenture), Affinion Investments, LLC, as Holder of the Notes under this Note Agreement hereby unconditionally assigns to the New Investments Notes Representative (acting at the direction of holders of at least 25% in principal amount of the New Investments Notes then outstanding or such lessor or greater amount as specified in this Note Agreement or the New Investments Notes Indenture, as applicable), and holders of the New Investments Notes acting in accordance with the New Investments Notes Indenture, all right, title and interest in the covenants and agreements of the Issuer and the Restricted Parties under this Note Agreement, including without limitation the right to sue for enforcement, file any proof of claim on behalf of the Holders and the exercise of all other rights and remedies afforded to Holders hereunder. Such assignment of rights shall accrue to the benefit of the New Investments Notes Representative and holders of the New Investments Notes whether or not specifically called for in this Note Agreement in any provision where the Holders are requested or choose to act, consent or take any other action hereunder. The assignment of rights in this Section 6.13 is irrevocable and coupled with an interest, and the New Investments Notes Representative and the holders of New Investments Notes are express third-party beneficiaries of this Note Agreement with respect to all provisions contained here. Any purported transfer of the Notes by Affinion Investments, LLC in contravention of this Section 6.13 and Section 2.07(d) shall be void ab initio and have no effect on the rights of the parties hereto and such third-party beneficiaries.

ARTICLE 7

THE HOLDER AGENT

SECTION 7.01. Certain Duties and Responsibilities.

(a) The Holder Agent undertakes to perform such duties and only such duties as are specifically set forth in this Note Agreement, and no implied covenants or obligations shall be read into this Note Agreement against the Holder Agent.

(b) In the absence of bad faith on its part, the Holder Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Holder Agent and conforming to the requirements of this Note Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Holder Agent, the Holder Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Note Agreement, but need not verify the contents thereof.

(c) No provision of this Note Agreement shall require the Holder Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 7.02. Duty to Notify the New Investments Notes Representative.

Upon receipt of any Notification Information provided by the Issuer under this Note Agreement, the Holder Agent shall promptly (and, in any event, no later than five Business Days after receipt) after receipt of such Notification Information provide a copy of such information to the New Investments Notes Representative. In so providing such information, the Holder Agent makes no representations or warranties with respect to such information. For purposes of this Section 7.02, the term “Notification Information” shall mean the following types of information provided by the Issuer under this Note Agreement: (i) an Officers’ Certificate provided under the definition of “Adjusted Consolidated Net Income,” (ii) an Officers’ Certificate provided under the definition of “Consolidated Net Income,” (iii) any board resolution and Officers’ Certificate designating an entity as an Unrestricted Subsidiary, and (iv) any notices received under the Sections 2.05, 2.12, 2.13, 2.14, 4.09, 5.01, 6.02, 8.01, 9.02(b), 10.06, and 12.07 of this Note Agreement. The New Investments Notes Representative shall forward any such Notification Information received by it to the holders of the New Investments Notes upon request from such holders.

SECTION 7.03. Certain Rights of Holder Agent.

(a) The Holder Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) the Holder Agent may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c) the Holder Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document;

(d) the Holder Agent shall not be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Holder Agent has been advised of the likelihood of such loss or damage; and

(e) the permissive rights of the Holder Agent to do things enumerated in this Note Agreement shall not be construed as a duty unless so specified herein.

SECTION 7.04. Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes shall be taken as the statements of the Issuer, and the Holder Agent does not assume any responsibility for their correctness. The Holder Agent makes no representations as to the validity or sufficiency of this Note Agreement or of the Notes, except that the Holder Agent represents that it is duly authorized to execute and deliver this Note Agreement and perform its obligations hereunder. The Holder Agent shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof.

SECTION 7.05. Compensation and Reimbursement.

The Issuer agrees:

(a) to pay to the Holder Agent from time to time the compensation agreed to by the Issuer in writing for all services rendered by the Holder Agent hereunder;

(b) except as otherwise expressly provided herein, to reimburse the Holder Agent upon its request for all reasonable out-of-pocket expenses incurred by the Holder Agent in accordance with any provision of this Note Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct; and

(c) to indemnify the Holder Agent for, and to hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the Holder Agent’s part, arising out of or in connection with the performance of its duties hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Issuer need not pay for any settlement made without its consent (which consent shall not be unreasonably withheld). The provisions of this Section 7.05 shall survive the termination of this Note Agreement or the resignation and removal of the Holder Agent.

SECTION 7.06. Merger, Conversion, Consolidation or Succession to Business.

Any corporation into which the Holder Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Holder Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Holder Agent, shall be the successor of the Holder Agent hereunder.

SECTION 7.07. Resignation and Removal; Appointment of Successor.

No resignation or removal of the Holder Agent and no appointment of a successor Holder Agent pursuant to this Article shall become effective until the acceptance of appointment by the successor Holder Agent in accordance with the applicable requirements of this Section 7.07.

The Holder Agent may resign at any time by giving written notice thereof to the Issuer. If the instrument of acceptance by a successor Holder Agent required by this Section 7.07 shall not have been delivered to the Holder Agent within 30 days after the giving of such notice of resignation, the resigning the Holder Agent may petition any court of competent jurisdiction for the appointment of a successor Holder Agent.

The Holder Agent may be removed at any time by the New Investments Notes Representative with the consent of the Issuer (which consent shall not be unreasonable withheld).

If the Holder Agent shall resign or be removed, or if a vacancy shall occur in the office of Holder Agent for any cause, the Issuer shall promptly appoint a successor Holder Agent as approved by the New Investments Notes Representative.

Notwithstanding the replacement of the Holder Agent pursuant to this Section 7.07, the Issuer’s obligations under Section 7.05 shall continue for the benefit of the retiring Holder Agent.

ARTICLE 8

DISCHARGE OF NOTE AGREEMENT

SECTION 8.01. Discharge of Liability on Notes. This Note Agreement shall be discharged and shall cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in this Note Agreement) as to all outstanding Notes and the obligations under this Note Agreement with respect to the Holders of the Notes when

(i) either (a) all the Notes theretofore issued under this Note Agreement and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Issuer for cancellation or (b) all of the Notes under this Note Agreement (i) have become due and payable, (ii) shall become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuer, have been called for redemption within one year under arrangements satisfactory to the Paying Agent (if other than the Issuer which Paying Agent may be the trustee for the New Investments Notes) for the giving of notice of redemption by the Issuer or such Paying Agent in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Paying Agent (if other than the Issuer which Paying Agent may be the trustee for the New Investments Notes) funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Issuer for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing such Paying Agent, if applicable, to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) the Issuer has and/or the Guarantors have paid all other sums payable under this Note Agreement; and

(iii) the Issuer has delivered to the Holder Agent an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Note Agreement relating to the satisfaction and discharge of this Note Agreement have been complied with.

ARTICLE 9

AMENDMENTS AND WAIVERS

SECTION 9.01. Without Consent of the Holders. The Issuer and the Guarantors may amend this Note Agreement or the Notes without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to provide for the assumption by a Successor Issuer of the obligations of the Issuer under this Note Agreement and the Notes in compliance with Article 5;

(iii) to provide for the assumption by a Successor Guarantor of the obligations of a Subsidiary Guarantor under this Note Agreement and its Guarantee in compliance with Article 5;

(iv) to provide for Notes in the form of global notes in addition to or in place of certificated Notes;

(v) to add Guarantees with respect to the Notes or to secure the Notes;

(vi) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power conferred upon the Issuer;

(vii) to make any change that does not adversely affect the rights of any Holder; or

(viii) to effect any provision of this Note Agreement.

After an amendment under this Section 9.01 becomes effective, the Issuer shall mail to Holders and the New Investments Notes Representative a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02. With Consent of the Holders. (a) The Issuer may amend this Note Agreement or the Notes (i) so long as any New Investments Notes remain outstanding or obligations thereunder remain unpaid, with the written consent of at least a majority in principal amount of the New Investments Notes then outstanding (excluding any New Investments Notes held by the Issuer or any Affiliate) voting as a single class (including consents obtained in connection with a tender offer or exchange for the New Investments Notes), or (ii) thereafter, with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes and including consents received from the Issuer or any of its Affiliates), and any past default or compliance with any provisions may be waived with the written consent of (x) so long as any New Investments Notes remain outstanding or obligations thereunder remain unpaid, holder of at least a majority in principal amount of the New Investments Notes then outstanding (excluding any New Investments Notes held by the Issuer, Sponsor or any Affiliate) voting as a single class (including consents obtained in connection with a tender offer or exchange for the New Investments Notes), or (y) thereafter, the holders of a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of (A) so long as any New Investments Notes remain outstanding or obligations thereunder remain unpaid, each holder of outstanding New Investments Notes or (B) thereafter each Holder of an outstanding Note affected, an amendment may not:

(i) reduce the amount of Notes whose Holders must consent to an amendment,

(ii) reduce the rate of or extend the time for payment of interest on any Note,

(iii) reduce the principal of or change the Stated Maturity of any Note,

(iv) reduce the premium payable upon the redemption of any Note or change the time when any Note may be redeemed in accordance with Article 3 of this Note Agreement or Paragraph 5 of Appendix A of this Note Agreement,

(v) make any Note payable in money other than that stated in such Note,

(vi) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes,

(vii) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions,

(viii) amend or modify any of the subordination provisions of this Note Agreement or the related definitions in any manner adverse to the Holders of the Notes or any Guarantee thereof, or

(ix) modify the Guarantees in any manner adverse to the Holders.

It shall not be necessary for the consent of the Holders under this Section 9.02 or holders of New Investments Notes (if applicable) to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(b) After an amendment under this Section 9.02 becomes effective, the Issuer shall mail or electronically transmit (or cause to be mailed or electronically transmitted) to the Holder Agent and the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03. Amendments Impacting the Holder Agent. Notwithstanding the foregoing, no amendment to this Note Agreement may be made without the consent of the Holder Agent if such amendment modified any rights, duties or liabilities of the Holder Agent.

SECTION 9.04. Revocation and Effect of Consents and Waivers. (a) Subject in each of the following cases to the rights of the New Investments Notes Representative and holders of the New Investments Notes hereunder, a consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Issuer receives the notice of revocation before the date on which the Issuer delivers to the Holders an Officers’ Certificate certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer of consents by the Holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Note Agreement and any supplement hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplement) by the Issuer.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Note Agreement. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Issuer. The Issuer may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.06. [Reserved].

SECTION 9.07. [Reserved].

SECTION 9.08. Additional Voting Terms; Calculation of Principal Amount. Except as expressly provided in this Note Agreement, including under Section 9.02, all Notes issued under this Note Agreement shall vote and consent together on all matters (as to which any of such Notes may vote) as one class; provided, for calculating votes, consents and percentages of holders of New Investments Notes for any purpose hereunder, New Investments Notes held by the Company, Sponsor or any Affiliate shall not be counted or deemed outstanding as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article 9 and Section 2.14.

ARTICLE 10

GUARANTEES

SECTION 10.01. Guarantees. (a) Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety on a senior basis, to each Holder and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Note Agreement and the Notes, whether for payment of principal of, premium, if any, or interest on in respect of the Notes and all other monetary obligations of the Issuer under this Note Agreement and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Note Agreement and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Note Agreement, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Note Agreement, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Note Agreement, the Notes or any other agreement; (iv) the release of any security held by any Holder for the Guaranteed Obligations or any Guarantor; (v) the failure of any Holder to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 10.02(b).

(c) Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer or any other Guarantor first be used and depleted as payment of the Issuer’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Sections 8.01, 10.02, 10.06 and 12.04, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Note Agreement, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f) Each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Holders, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of: (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuer to the Holders.

(h) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

(i) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any Holder in enforcing any rights under this Section 10.01.

(j) Upon request of the Holders, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Note Agreement.

SECTION 10.02. Limitation on Liability; Release. (a) Any term or provision of this Note Agreement to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Note Agreement, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) A Guarantee as to any Restricted Subsidiary shall terminate and be of no further force or effect and such Subsidiary Guarantor shall be deemed to be released from all obligations under this Article 10 upon:

(i)

(A) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock of the applicable Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary, if such sale, disposition or other transfer is made in compliance with this Note Agreement;

(B) the Issuer designating a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.04 and the definition of “Unrestricted Subsidiary;” or

(C) in the case of any Restricted Subsidiary which after the Issue Date, is required to guarantee the Notes pursuant to Section 4.11, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes; or

(D) if the Issuer’s obligations under this Note Agreement are otherwise discharged in accordance with Section 8.01; and

(ii) in the case of Section 10.02(b)(i)(A), such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Guarantee shall also be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

SECTION 10.03. Successors and Assigns. This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Holders and, in the event of any transfer or assignment of rights by any Holder, the rights and privileges conferred upon that party in this Note Agreement and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Note Agreement.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of the Holders or holders of New Investments Notes in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Holders and the holders of the New Investments Notes herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holders and the

New Investments Notes Representative (at the direction of holders of at least 25% in principal amount of the New Investments Notes then outstanding), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Execution of Supplement for Future Guarantors. Each Person which is required to become a Guarantor after the Issue Date pursuant to Section 4.11 shall promptly execute and deliver to the Holders a supplement in the form of Appendix B hereto pursuant to which such Person shall become a Guarantor under this Article 10 and shall guarantee the Guaranteed Obligations. Upon the request of Holder Agent (acting at the written direction of the New Investments Notes Representative who, in turn shall be acting at the written direction of holders of at least 25% in principal amount of the New Investments Notes outstanding) or the Holders of at least 25% in principal amount of the Notes then outstanding, the Issuer shall deliver to the Holder Agent and the New Investments Notes Representative Holders an Opinion of Counsel and an Officers’ Certificate to the effect that such supplement has been duly authorized, executed and delivered by such Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Holder Agent (acting at the written direction of the New Investments Notes Representative who, in turn shall be acting at the written direction of holders of at least 25% in principal amount of the New Investments Notes outstanding) may reasonably request.

ARTICLE 11

[INTENTIONALLY OMITTED]

ARTICLE 12

SUBORDINATION OF NOTES

SECTION 12.01. Agreement to Subordinate. The Issuer and the Guarantors agree, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 12, to the prior payment in full in cash of all Senior Debt of the Issuer, including the Indebtedness of the Issuer under the Credit Agreement, the Indebtedness represented by the Senior Notes and Senior Debt of the Issuer Incurred after the Issue Date.

SECTION 12.02. Liquidation; Dissolution; Bankruptcy. The holders of Senior Debt of the Issuer shall be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt of the Issuer (including interest accruing after the commencement of any bankruptcy proceeding at the rate specified in the documentation for the applicable Senior Debt of the Issuer) before the Holders shall be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes (except that

Holders may receive and retain Permitted Junior Securities), in the event of any total or partial distribution to creditors of the Issuer in connection with: (a) any liquidation or dissolution of the Issuer; (b) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property; (c) any assignment by the Issuer for the benefit of its creditors; or (d) any marshaling of the Issuer’s assets and liabilities.

SECTION 12.03. Default on Designated Senior Debt. (a) The Issuer shall not make any payment or distribution of any kind or character with respect to any obligation on, or relating to, the Notes or set aside any funds or make any deposit with the Paying Agent for any such purpose, and each Holder agrees that it shall not receive or collect any such payment or distribution or have a right to share in any such funds set aside or such deposit (except in Permitted Junior Securities), if:

(i) a default (a “payment default”) in the payment of principal, premium, interest or regularly accruing fees on Designated Senior Debt of the Issuer occurs and is continuing; or

(ii) any other default (a “nonpayment default”) occurs and is continuing on any series of Designated Senior Debt of the Issuer that permits holders of that series of Designated Senior Debt of the Issuer to accelerate its maturity and the Holders receive (with a copy to the Issuer) a written notice of such default (a “Payment Blockage Notice”) from a Representative of the holders of such Designated Senior Debt.

(b) Payments on the Notes may and shall be resumed:

(i) in the case of a payment default on Designated Senior Debt of the Issuer, upon the date on which such default is cured or waived; and

(ii) in the case of a nonpayment default on Designated Senior Debt of the Issuer, the earliest of (x) the date on which such default is cured or waived (so long as no other event of default or payment default exists), (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Holders receive notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless, in each case, the maturity of such Designated Senior Debt of the Issuer has been accelerated.

(c) No new Payment Blockage Notice may be delivered unless and until:

(i) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(ii) all scheduled payments of principal, interest and premium on the Notes that have come due have been paid in full in Cash Equivalents.

(d) No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Holders will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Payment Blockage Notice, that, in either case, would give rise to a non-payment default pursuant to any provisions under which a non-payment default previously existed or was continuing shall constitute a new non-payment default for this purpose).

(e) If any Holder or the Paying Agent receives a payment in respect of the Notes (except in Permitted Junior Securities) when (i) the payment is prohibited by this Article 12 and (ii) in the case of a payment received by the Paying Agent, the Paying Agent has actual knowledge that the payment is prohibited (provided that such actual knowledge shall not be required in the case of any payment default on Designated Senior Debt) then the Holder or the Paying Agent, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Issuer. Upon the written request from the applicable Representative of such Senior Debt of the Issuer or if there is any payment default on any Designated Senior Debt, the Holder or the Paying Agent, as the case may be, shall deliver the amounts in trust to the Representatives of the Senior Debt of the Issuer pursuant to Section 12.11.

(f) For the avoidance of doubt, the Holder Agent shall not accept any funds from the Issuer or Paying Agent with respect to amounts on the Notes.

SECTION 12.04. Subordination of Guarantee. Each Holder, by accepting a Note, agrees that payments under the Guarantees shall be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor Incurred after the date of this Note Agreement, on the same basis as the payments by the Issuer on the Notes are subordinated to the prior payment in full of Senior Debt of the Issuer. For the purposes of the foregoing sentence, the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Note Agreement.

SECTION 12.05. Acceleration of Securities. If payment of the Notes is accelerated because of an Event of Default, the Issuer shall promptly notify the holders of Senior Debt of the Issuer of the acceleration.

SECTION 12.06. When Distribution Must Be Paid Over. In the event that any Holder or the Paying Agent receives any payment of any Obligations with respect to the Notes (except in Permitted Junior Securities) at a time when (1) such payment is prohibited by this Article 12 and, (2) in the case of a payment received by the Paying Agent, the Paying Agent has actual knowledge that such payment is prohibited by this Article 12 (provided that such actual knowledge will not be required in the case of any payment default on Designated Senior Debt), the Holder or the Paying Agent, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Issuer. Upon the written request from the Representatives of such Senior Debt of the Issuer or if there is any payment default on any Designated Senior Debt, the Holder or the Paying Agent will deliver the amounts in trust to the Representatives of the Senior Debt of the Issuer, pursuant to Section 12.11, for application to the payment of all Obligations with respect to such Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt.

SECTION 12.07. Notice by the Issuer. The Issuer shall promptly notify the Holders, the Paying Agent (if other than the Issuer) and the Holder Agent in writing of any facts known to the Issuer that would cause a payment of any Obligations with respect to the Notes to violate this Article 12, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt of the Issuer as provided in this Article 12.

SECTION 12.08. Subrogation. After all Senior Debt of the Issuer is paid in full and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of such Senior Debt to receive distributions applicable to such Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of such Senior Debt. A distribution made under this Article 12 to holders of Senior Debt of the Issuer that otherwise would have been made to Holders is not, as between the Issuer and Holders, a payment by the Issuer on the Notes.

SECTION 12.09. Relative Rights. This Article 12 defines the relative rights of Holders and holders of Senior Debt of the Issuer. Nothing in this Note Agreement shall:

(a) impair, as between the Issuer and Holders, the obligation of the Issuer, which is absolute and unconditional, to make payments on the Notes in accordance with the terms under the Notes and this Note Agreement;

(b) affect the relative rights of Holders and creditors of the Issuer other than their rights in relation to holders of Senior Debt of the Issuer; or

(c) prevent any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt of the Issuer to receive distributions and payments otherwise payable to Holders.

If the Issuer fails because of this Article 12 to make a payment on the Notes in accordance with the terms under the Notes and this Note Agreement, the failure is still a Default or Event of Default.

SECTION 12.10. Subordination May Not Be Impaired by the Issuer. No right of any holder of Senior Debt of the Issuer to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Issuer or any Holder or by the failure of the Issuer or any Holder to comply with this Note Agreement.

SECTION 12.11. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice is to be given to holders of Senior Debt of the Issuer, the distribution may be made and the notice may be given to their Representative (if any).

Upon any payment or distribution of assets of the Issuer referred to in this Article 12, the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt of the Issuer and other Indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12.

SECTION 12.12. [Reserved].

Any Agent in its individual or any other capacity may hold Senior Debt of the Issuer with the same rights it would have if it were not an agent of the Issuer.

SECTION 12.13. Modifications to Subordination. Notwithstanding anything herein to the contrary, no modification, amendment or waiver may be made to or of any provision of this Note Agreement or the related definitions affecting the subordination or ranking of the Notes or any Guarantee that adversely affects the rights of any holder of Designated Senior Debt then outstanding unless the holders of such Designated Senior Debt (or any group or representative thereof authorized to give a consent) consent to such modification, amendment or waiver.

SECTION 12.14. Acknowledgement of Assignees.

The New Investments Notes Representative, for and on behalf of itself and the holders of the New Investments Notes, in each case as assignees of the rights of Affinion Investments, LLC (as a Holder of Notes under this Note Agreement) in accordance with Section 6.13, hereby acknowledges and agrees that: (a) the New Investments Notes Representative and the holders of the New Investments Notes are bound by the subordination provisions set out in this Article 12 to the same extent as Affinion Investments, LLC is so bound (but without regard to any effects of any bankruptcy law on Affinion Investments, LLC); and (b) all obligations expressed to be assumed by Affinion Investments, LLC under this Article 12 shall also apply to the holders of the New Investments Notes and the New Investments Notes Representative, in each case, for the benefit of the holders of Senior Debt of the Issuer and the Representatives of such Senior Debt of the Issuer.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01. [Reserved].

SECTION 13.02. Notices. (a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile, electronically transmitted or mailed by first-class mail addressed as follows:

if to the Issuer or a Guarantor:

Affinion Group, Inc.
6 High Ridge Park
Stamford, CT 06905
Attention: General Counsel
Facsimile: (203) 956-1206

if to a Holder, to the address set forth on its signature page to this Note Agreement, with a copy delivered to the New Investments Notes Representative at the following address:

Wells Fargo Bank, National Association
Corporate Trust Services
150 East 42nd Street, 40th Floor
New York, NY 10017
Attention: Affinion Account Manager
Email: Yana.Kislenko@wellsfargo.com

if to the Holder Agent:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Lynn Steiner
Email: lsteiner@wilmingtontrust.com

The Issuer or the Holders by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a Holder shall be mailed, first class mail or electronically transmitted, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed or electronically transmitted within the time prescribed.

(b) Failure to mail or electronically transmit a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or electronically transmitted in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 13.03. [Reserved].

SECTION 13.04. [Reserved].

SECTION 13.05. Statements Required in Certificate or Opinion. Each Officer’s Certificate or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Note Agreement (other than pursuant to Section 4.09) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 13.06. [Reserved].

SECTION 13.07. Third Party Beneficiaries. This Note Agreement shall be binding on the Issuer solely to the benefit of the Holder Agent, the Holders, the New Investments Notes Representative and the holders of the New Investments Notes, and nothing set forth in this Note Agreement shall be construed to confer upon or give to any Person other than the Holder Agent, Holder, the New Investments Notes Representative or the holders of New Investments Notes any benefits, rights or remedies under or by reason of, or any rights to enforce, the obligations of the Issuer hereunder. The New Investments Notes Representative and holders of the New Investments Notes shall be express third-party beneficiaries of this Note Agreement for all purposes, including without limitation the rights described in Section 6.13, and may provide or decline to provide any required direction or consent related thereto in their sole discretion.

SECTION 13.08. Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

SECTION 13.09. GOVERNING LAW; Waiver of Jury Trial. THIS NOTE AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF. EACH OF THE ISSUER, THE GUARANTORS, THE HOLDER AGENT AND THE HOLDERS HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.10. No Recourse Against Others. No director, officer, employee, incorporator or holder of any Equity Interests in the Issuer, as such, shall have any liability for any obligations of the Issuer under the Notes or this Note Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 13.11. Successors. All agreements of the Issuer, each Guarantor and the Holder Agent in this Note Agreement and the Notes shall bind its successors. All agreements of a Holder in this Note Agreement shall bind its successors.

SECTION 13.12. Multiple Originals. The parties may sign any number of copies of this Note Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Note Agreement. The exchange of copies of this Note Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Note Agreement as to the parties hereto and may be used in lieu of the original Note Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. One signed copy is enough to prove this Note Agreement.

SECTION 13.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Note Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14. Note Agreement Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Note Agreement, such provision of this Note Agreement shall control.

SECTION 13.15. Severability. In case any provision in this Note Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 13.16. Currency of Account; Conversion of Currency; Foreign Exchange Restrictions. (a) U.S. Dollars are the sole currency of account and payment for all sums payable by the Issuer and the Guarantors under or in connection with the Notes, the Guarantees and this Note Agreement, including damages related thereto. Any amount received or recovered in a currency other than U.S. Dollars by a Holder (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) in respect of any sum expressed to be due to it from the Issuer or a Guarantor shall only constitute a discharge to the Issuer or any such Guarantor to the extent of the U.S. Dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the recipient under the Notes, the Issuer and the Guarantors shall indemnify it against any loss sustained by it as a result as set forth in Section 13.16(b). In any event, the Issuer and the Guarantors shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 13.16, it shall be sufficient for the Holder of a Note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above).

(b) The Issuer and the Guarantors, jointly and severally, covenant and agree that the following provisions shall apply to conversion of currency in the case of the Notes, the Guarantees and this Note Agreement:

(1) (A) If for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

(B) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Issuer and the Guarantors shall pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(2) In the event of the winding-up of the Issuer or any Guarantor at any time while any amount or damages owing under the Notes, the Guarantees and this Note Agreement, or any judgment or order rendered in respect thereof, shall remain outstanding, the Issuer and the Guarantors shall indemnify and hold the Holders harmless against any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the foreign currency equivalent of the amount due or contingently due under the Notes, the Guarantees and this Note Agreement (other than under this subsection (b)(2)) is calculated for the purposes of such winding-up and (ii) the final date for the filing of proofs of claim in such winding-up. For the purpose of this subsection (b)(2), the final date for the filing of proofs of claim in the winding-up of the Issuer or any Guarantor shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Issuer or such Guarantor may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(A) The obligations contained in subsections (a), (b)(1)(B) and (b)(2) of this Section 13.16 shall constitute separate and independent obligations from the other obligations of the Issuer and the Guarantors under this Note Agreement, shall give rise to separate and independent causes of action against the Issuer and the Guarantors, shall apply irrespective of any waiver or extension granted by any Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Issuer or any Guarantor for a liquidated sum in respect of amounts due hereunder (other than under subsection (b)(2) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders and no proof or evidence of any actual loss shall be required by the Issuer or any Guarantor or the liquidator or otherwise or any of them. In the case of subsection (b)(2) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

(B) The term “rate(s) of exchange” shall mean the rate of exchange quoted by Reuters at 10:00 a.m. (New York time) for spot purchases of the Base Currency with the Judgment Currency other than the Base Currency referred to in subsections (b)(1) and (b)(2) above and includes any premiums and costs of exchange payable.

IN WITNESS WHEREOF, the parties have caused this Note Agreement to be duly executed as of the date first written above.

ISSUER:

AFFINION GROUP, INC.,

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Chief Executive Officer

GUARANTORS:

AFFINION BENEFITS GROUP, INC.
AFFINION BRAZIL HOLDINGS I, LLC
AFFINION BRAZIL HOLDINGS II, LLC
AFFINION DATA SERVICES, INC.
AFFINION GROUP, LLC
AFFINION PUBLISHING, LLC
BREAKFIVE, LLC
CARDWELL AGENCY, INC.
CCAA CORPORATION
CONNEXIONS LOYALTY, LLC
CONNEXIONS LOYALTY ACQUISITION, LLC
CONNEXIONS LOYALTY TRAVEL SOLUTIONS LLC
GLOBAL PROTECTION SOLUTIONS, LLC
INTERNATIONAL TRAVEL FULFILLMENT LLC
LIFT MEDIA, LLC
LONG TERM PREFERRED CARE, INC.
LOYALTY TRAVEL AGENCY LLC
PROSPECTIV DIRECT, INC.
TRAVELERS ADVANTAGE SERVICES, INC.
TRILEGIANT AUTO SERVICES, INC.
TRILEGIANT CORPORATION
TRILEGIANT INSURANCE SERVICES, INC.
TRILEGIANT RETAIL SERVICES, INC.
WATCHGUARD REGISTRATION SERVICES, INC.
WEBLOYALTY HOLDINGS, INC.
WEBLOYALTY.COM, INC.

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Chief Executive Officer

CUC ASIA HOLDINGS, by its partners:

TRILEGIANT CORPORATION

By:	/s/ Todd H. Siegel
	Name:	Todd H. Seigel
	Title:	Chief Executive Officer

and

TRILEGIANT RETAIL SERVICES, INC.

By:	/s/ Todd H. Siegel
	Name:	Todd H. Seigel
	Title:	Chief Executive Officer

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HOLDER:

AFFINION INVESTMENTS, LLC

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Todd H. Siegel

Address: Affinion Investments, LLC c/o Affinion Group, Inc.
6 High Ridge Park
Stamford, CT 06905
Attention of: General Counsel

HOLDER AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

NEW INVESTMENTS NOTES REPRESENTATIVE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Yana Kislenko
	Name:	Yana Kislenko
	Title:	Vice President

3

APPENDIX A

EXHIBIT 1 TO APPENDIX A

[FORM OF FACE OF NOTE]

[Restricted Notes Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

PURSUANT TO SECTION 2.07(d) OF THE NOTE AGREEMENT GOVERNING THIS NOTE, SO LONG AS ANY NEW INVESTMENTS NOTES (AS DEFINED IN THE NOTE AGREEMENT) REMAIN OUTSTANDING OR ANY OBLIGATIONS THEREUNDER UNPAID, THIS NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF BY AFFINION INVESTMENTS, LLC (UNLESS THE TRANSFEREE SHALL BECOME THE SUCCESSOR ISSUER UNDER THE NEW INVESTMENTS NOTES INDENTURE (AS DEFINED IN THE NOTE AGREEMENT)), AND ANY SUCH ATTEMPTED SALE OR TRANSFER IN VIOLATION OF THE TERMS OF THE NOTE AGREEMENT SHALL BE VOID AB INITIO AND OF NO FORCE AND EFFECT.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE ISSUER AND THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER AND THE TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

AFFINION GROUP, INC.

13.50% Senior Subordinated Notes due 2018

No. [ ]	$ [ ]

AFFINION GROUP, INC., a Delaware corporation, promises to pay to [AFFINION INVESTMENTS, LLC], or its registered assigns, the principal sum of [        ] Dollars ($[        ]) on August 15, 2018.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

Additional provisions of this Note are set forth on the other side of this Note.

Dated: [            ], 2013

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: [            ], 2013

AFFINION GROUP, INC.

By
Name:
Title:

3

[FORM OF REVERSE SIDE OF NOTE]

13.50% Senior Subordinated Notes due 2018

1.	Interest

Affinion Group, Inc., a Delaware corporation (such Person, and its respective successors and assigns under the Note Agreement hereinafter referred to, being herein called the “Issuer”) promises to pay interest on the principal amount of this Note at a rate per annum of 13.50%. The Issuer shall pay interest semiannually in arrears to the holders of the Notes on February 15 and August 15 of each year, commencing February 15, 2014. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by this Note plus 1.0% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the February 1 or August 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to the Issuer to collect principal payments. The Issuer shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Issuer shall make all payments in respect of the Notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

3.	Paying Agent and Registrar

Initially, the Issuer shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Issuer or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Note Agreement

The Issuer issued the Notes under a Note Agreement dated as of December 12, 2013 (the “Note Agreement”), among the Issuer, the Guarantors, the Holder Agent, the New Investments Notes Representative and the Holders party thereto. The terms of the Notes include those stated in the Note Agreement. Terms defined in the Note Agreement and not defined herein have the meanings ascribed thereto in the Note Agreement. The Notes are subject to all such terms, and Holders are referred to the Note Agreement for a statement of those terms.

The Notes are unsecured subordinated obligations of the Issuer. The Note Agreement contains covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to incur additional indebtedness; pay dividends or distributions on, or

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redeem or repurchase capital stock; make investments; engage in transactions with affiliates; create liens on assets to secure indebtedness; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets; engage in sale/leaseback transactions; and incur other senior subordinated indebtedness. These covenants are subject to important exceptions and qualifications contained in the Note Agreement.

5.	Optional Redemption

Except as set forth below, the Issuer shall not be entitled to redeem the Notes.

At any time on or prior to December 12, 2016, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On and after December 12, 2016, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each Holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price

December 12, 2016 to July 3, 2017	106.750%

July 4, 2017 to January 23, 2018	103.375%

January 24, 2018 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to December 12, 2016, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more (a) Equity Offerings by the Issuer, (b) Equity Offerings by any Parent of the Issuer, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, or (c) Subsidiary Spin-Offs, at a redemption price equal to 113.50% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice sent electronically or mailed to each Holder being redeemed and otherwise in accordance with the procedures set forth in the Note Agreement.

5

Notice of any redemption of Notes (including, but not limited to, with the net cash proceeds of an Equity Offering) may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent (including, but not limited to, completion of any related Equity Offering). In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

6.	Subordination

The Notes and the Guarantees are general senior subordinated unsecured obligations of the Issuer and the Guarantors, subordinated in right of payment to the prior payment in full in cash of all Obligations due in respect of existing or future Senior Debt of the Issuer or a Guarantor, as applicable, as set forth in Article 12 of the Note Agreement. Each Holder by its acceptance hereof agrees to be bound by such provisions.

7.	Notice of Redemption

Notice of redemption shall be mailed by first-class mail or electronically transmitted at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $1.00 principal amount may be redeemed in part but only in whole multiples of $1.00. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8.	Put Provisions

Except as set forth in the Note Agreement, the occurrence of any Change of Control shall constitute an Event of Default under the Note Agreement unless the Issuer (i) redeems the Notes required to be repurchased in accordance with Section 4.08 of the Note Agreement (a “Change of Control Repurchase”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); or (ii) exercises its right, within 30 days following such Change of Control, to redeem all the Notes as described under Paragraph 5 of this Note.

In accordance with Section 4.06 of the Note Agreement, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events, including certain Asset Sales.

6

9.	Guarantee

The payment by the Issuer of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Note Agreement.

10.	[Intentionally omitted]

11.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $1.00 principal amount and whole multiples of $1.00. A Holder may transfer or exchange Notes in accordance with the Note Agreement. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Note Agreement. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

12.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

13.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Paying Agent (if other than the Company or a Subsidiary) shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer for payment.

14.	Discharge

Subject to certain conditions set forth in the Note Agreement, the Issuer at any time shall be entitled to terminate some or all of its and the Guarantors’ obligations under the Notes and the Note Agreement if the Issuer deposits with the Paying Agent money for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

15.	Amendment, Waiver

Subject to certain exceptions set forth in the Note Agreement, the Issuer may amend the Note Agreement or this Note (i) so long as any New Investments Notes remain outstanding or obligations thereunder remain unpaid, with the written consent of at least a majority in principal amount of the New Investments Notes then outstanding (excluding any New Investments Notes held by the Issuer or any Affiliate) voting as a single class (including consents obtained in connection with a tender offer or exchange for the New Investments Notes), or (ii) thereafter, with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in

7

connection with a tender offer or exchange for the Notes and including consents received from the Issuer or any of its Affiliates), and any past default or compliance with any provisions may be waived with the written consent of (x) so long as any New Investments Notes remain outstanding or obligations thereunder remain unpaid, holder of at least a majority in principal amount of the New Investments Notes then outstanding (excluding any New Investments Notes held by the Issuer, Sponsor or any Affiliate) voting as a single class (including consents obtained in connection with a tender offer or exchange for the New Investments Notes), or (y) thereafter, the holders of a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). Subject to certain exceptions set forth in the Note Agreement, without the consent of any Holder, the Issuer and the Guarantors shall be entitled to amend the Note Agreement or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Note Agreement and hereunder, to provide for the assumption by a Successor Guarantor of the obligations of a Subsidiary Guarantor under the Note Agreement and its Guarantee, to provide for Notes in the form of global notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuer for the benefit of Holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any Holder or to effect any provision of the Note Agreement.

16.	Defaults and Remedies

Under the Note Agreement, Events of Default include (1) a default in any payment of interest on any Note when due that continues for 30 days, whether or not such payment is prohibited by the subordination provisions of the Note Agreement, (2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the subordination provisions of the Note Agreement, (3) the failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under Article 5 of the Note Agreement (4) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under Article 4 of the Note Agreement (other than a failure to purchase Notes), (5) the failure by the Issuer or any of the Restricted Subsidiaries of the Issuer to comply for 60 days after notice with its other agreements contained in the Notes or the Note Agreement, (6) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $30 million or its foreign currency equivalent, (7) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary, (8) the failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $30 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days and (9) any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the Note Agreement or any Guarantee and such Default continues for 10 days. If an Event of Default occurs and is continuing, (i) the Holder Agent (acting at the written

8

direction of the New Investments Notes Representative) or Holders of at least 25% in principal amount of the Notes then outstanding or (ii) the New Investments Notes Representative upon the request of holders of at least 25% in principal amount of the New Investments Notes then outstanding, in either case by notice to the Issuer, may declare all such Notes to be due and payable immediately, subject to certain conditions set forth in the Note Agreement. Certain events of bankruptcy or insolvency are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Note Agreement or the Notes except as provided in the Note Agreement.

17.	[Reserved]

18.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Issuer shall not have any liability for any obligations of the Issuer under the Notes or the Note Agreement or for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, the foregoing shall not affect or limit any liability of any Guarantor under the Note Agreement or its Guarantee. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

19.	[Reserved]

20.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

21.	[Reserved]

22.	[Reserved]

23.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF. EACH OF THE ISSUER, THE GUARANTORS AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE NOTE AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9

The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Note Agreement which has in it the text of this Note in larger type. Requests may be made to:

Affinion Group, Inc.

6 High Ridge Park

Stamford, CT 06905

Attention: General Counsel

10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144 under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

☐	to the Issuer; or

(1)	pursuant to an effective registration statement under the Securities Act of 1933; or

(2)	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(4)	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933; or

(5)	to an institutional “accredited investor” (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act of 1933) that has furnished a signed letter containing certain representations and agreements.

1

Unless one of the boxes is checked, the Registrar shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (3), (4) or (5) is checked, the Registrar shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

2

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	Notice:	To be executed by an executive officer

3

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 of the Note Agreement, check the box:

☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 or 4.08 of the Note Agreement, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT 2 to APPENDIX A

Form of

Transferee Letter of Representation

Affinion Group, Inc.

6 High Ridge Park

Stamford, CT 06905

Attention: General Counsel

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[        ] principal amount of the 13.50% Senior Subordinated Notes due 2018 (the “Notes”) of Affinion Group, Inc., a Delaware corporation (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase notes similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (i) to the Issuer, (ii) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (iii) to an institutional “accredited investor” within the meaning of Rule 501(a)(1),

(2), (3) or (7) under the Securities Act that is an institutional accredited investor purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the Notes of $250,000, (iv) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi) subject to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale shall not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (iii) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer reserves the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (iii), (iv) or (v) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer.

TRANSFEREE:

,

by:

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APPENDIX B

[FORM OF SUPPLEMENT TO BE

DELIVERED BY ADDITIONAL SUBSIDIARY GUARANTORS]

SUPPLEMENT (this “Supplement”), dated as of [    ] among [    ] (the “Additional Subsidiary Guarantor”), a [    ] corporation and a [direct] [indirect] subsidiary of Affinion Group, Inc., a Delaware corporation (or its permitted successor) (the “Issuer”), and the Issuer.

WITNESSETH:

WHEREAS the Issuer and the Subsidiary Guarantors have heretofore executed and delivered to the Holders a Note Agreement (the “Note Agreement”), dated as of December 12, 2013, providing for the issuance of Senior Subordinated Notes (the “Notes”);

WHEREAS, Section 4.11 and Section 10.06 of the Note Agreement provide that under certain circumstances the Issuer shall cause the Additional Subsidiary Guarantor to execute and deliver to the Holders a guaranty agreement pursuant to which the Additional Subsidiary Guarantor shall Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Note Agreement; and

WHEREAS, pursuant to Section 9.01(iv) of the Note Agreement, the Issuer is authorized to execute and deliver this Supplement.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Additional Subsidiary Guarantor mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Note Agreement.

SECTION 2. Guarantees. The Additional Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Note Agreement and to be bound by all other applicable provisions of the Note Agreement (including Article 11).

SECTION 3. Ratification of Note Agreement; Supplements Part of Note Agreement. Except as expressly amended hereby, the Note Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplement shall form a part of the Note Agreement for all purposes, and every holder of Notes heretofore or hereafter executed and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF. EACH OF THE ISSUER, THE GUARANTORS AND THE

HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, THE NOTE AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED THEREBY.

SECTION 5. [Reserved].

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplement.

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IN WITNESS WHEREOF, the parties have caused this Supplement to be duly executed as of the date first written above.

AFFINION GROUP, INC.,

by
Name:
Title:

[ADDITIONAL SUBSIDIARY GUARANTOR],

by
Name:
Title:

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